 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-282133
Prospectus Supplement
(to Prospectus dated September 16, 2024)
Novartis Capital Corporation

$500,000,000 Floating rate notes due March 16, 2029
Issue price: 100.000%
$1,250,000,000 4.100% Notes due March 16, 2029
Issue price: 99.883%
$1,750,000,000 4.400% Notes due March 18, 2031
Issue price: 99.960%
$2,000,000,000 4.600% Notes due March 18, 2033
Issue price: 99.574%
$2,250,000,000 4.900% Notes due March 18, 2036
Issue price: 99.719%
$1,000,000,000 5.600% Notes due March 18, 2046
Issue price: 99.536%
$2,250,000,000 5.700% Notes due March 18, 2056
Issue price 99.120%
fully and unconditionally guaranteed by
Novartis AG
The floating rate notes, which we refer to as the “floating rate notes”, will bear interest at a floating rate, reset quarterly, equal to Compounded SOFR (as defined under “Description of the Notes — Floating Rate Notes), plus 0.650% per annum.
We will pay interest on the floating rate notes quarterly in arrears on March 16, June 16, September 16 and December 16 of each year, commencing on June 16, 2026. Interest will accrue on the floating rate notes from the date of original issuance.
The 4.100% notes due March 16, 2029, which we refer to as the “2029 notes”, will bear interest at a rate of 4.100% per year. The 4.400% notes due March 18, 2031, which we refer to as the “2031 notes”, will bear interest at a rate of 4.400% per year. The 4.600% notes due March 18, 2033, which we refer to as the “2033 notes”, will bear interest at a rate of 4.600% per year. The 4.900% notes due March 18, 2036, which we refer to as the “2036 notes”, will bear interest at a rate of 4.900% per year. The 5.600% notes due March 18, 2046, which we refer to as the “2046 notes”, will bear interest at a rate of 5.600% per year. The 5.700% notes due March 18, 2056, which we refer to as the “2056 notes”, will bear interest at a rate of 5.700% per year. We will pay interest on the 2029 notes each March 16 and September 16, commencing on September 16, 2026. We will pay interest on each of the 2031 notes, the 2033 notes, the 2036 notes, the 2046 notes and the 2056 notes each March 18 and September 18, commencing on September 18, 2026.
We refer to the 2029 notes, the 2031 notes, the 2033 notes, the 2036 notes, the 2046 notes and the 2056 notes collectively as the “fixed rate notes” and, together with the floating rate notes, the “notes.” The floating rate notes will mature on March 16, 2029. Unless we redeem the fixed rate notes earlier, the 2029 notes will mature on March 16, 2029, the 2031 notes will mature on March 18, 2031, the 2033 notes will mature on March 18, 2033, the 2036 notes will mature on March 18, 2036, the 2046 notes will mature on March 18, 2046 and the 2056 notes will mature on March 18, 2056. There is no sinking fund for the notes. The notes will rank equally in right of payment with all other senior, unsecured debt obligations of Novartis Capital Corporation. The guarantees of the notes by Novartis AG will rank equally in right of payment with all other senior, unsecured debt obligations of Novartis AG.
We may redeem some or all of the fixed rate notes of each series of fixed rate notes at any time and from time to time at our option at the applicable redemption prices determined in the manner described in this prospectus supplement. See “Description of the Notes — Optional Redemption.” The fixed rate notes will otherwise not be redeemable prior to maturity except upon the occurrence of certain tax events described in this prospectus supplement. We may not redeem the floating rate notes prior to maturity except upon the occurrence of certain tax events described in this prospectus supplement. See “Description of the Notes — Optional Redemption for Tax Reasons.”
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.
Investing in the notes involves risks. See “Risk factors” beginning on page S-7 of this prospectus supplement and on page 8 of Novartis AG’s annual report on Form 20-F for the year ended December 31, 2025 incorporated herein by reference.
	Price to Public(1)	Underwriting Discount	Proceeds to Issuer Before Expense
Per floating rate note	100.000%	0.180%	99.820%
Total	$500,000,000	$900,000	$499,100,000
Per 2029 note	99.883%	0.180%	99.703%
Total	$1,248,537,500	$2,250,000	$1,246,287,500
Per 2031 note	99.960%	0.230%	99.730%
Total	$1,749,300,000	$4,025,000	$1,745,275,000
Per 2033 note	99.574%	0.280%	99.294%
Total	$1,991,480,000	$5,600,000	$1,985,880,000
Per 2036 note	99.719%	0.330%	99.389%
Total	$2,243,677,500	$7,425,000	$2,236,252,500
Per 2046 note	99.536%	0.580%	98.956%
Total	$995,360,000	$5,800,000	$989,560,000
Per 2056 note	99.120%	0.630%	98.490%
Total	$2,230,200,000	$14,175,000	$2,216,025,000

(1)
Plus accrued interest, if any, from March 18, 2026.

The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company, or “DTC”, for the accounts of its participants, including Clearstream Banking S.A., or “Clearstream”, and Euroclear Bank S.A./N.V., or “Euroclear”, against payment in New York, New York on or about March 18, 2026.
Joint Book-Running Managers
BNP PARIBAS	Citigroup	Deutsche Bank Securities
J.P. Morgan	Mizuho
BofA Securities	HSBC	SOCIETE GENERALE	UBS Investment Bank
March 16, 2026

Prospectus Supplement
Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
No person has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this prospectus supplement, the accompanying prospectus and any free writing prospectus, and, if given or made, such information must not be considered as having been authorized. This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the notes and the related guarantees to which they relate or an offer to sell or the solicitation of an offer to buy such securities by any person in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement, the accompanying prospectus and any free writing prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or that the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus is correct as of any time subsequent to its date.
As used in this prospectus supplement and the accompanying prospectus, the terms “we”, “our”, “us”, “Novartis” and similar words or phrases refer to Novartis AG and its consolidated affiliates. However, each Novartis affiliate is legally separate from all other Novartis affiliates and manages its business independently through its respective board of directors or similar supervisory body or other top local management body, if applicable.
Notice to Prospective Investors in the European Economic Area
This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the European Economic Area (each a “Member State”) will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Accordingly, any person making or intending to make an offer in a Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case, in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish or supplement a prospectus for such offer. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Notice to Prospective Investors in the United Kingdom
In the United Kingdom, this prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). In the United Kingdom, this prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes: (a) the expression retail investor means a person who is neither: (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”), nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
Notice to Prospective Investors in Switzerland
The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
The distribution or possession of this prospectus supplement and the accompanying prospectus in or from certain jurisdictions may be restricted by law. You should inform yourself about and observe any such restrictions, and neither we nor any of the underwriters accepts any liability in relation to any such restrictions. See “Underwriting (Conflicts of Interest).”

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
We have filed with the SEC a “shelf” registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus supplement, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more details about us and the securities offered by this prospectus supplement, you may examine the registration statement on Form F-3, the exhibits filed with it and the documents incorporated by reference at the website provided in the previous paragraph.
We maintain a corporate website at novartis.com. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this prospectus supplement or the registration statement of which it forms a part.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The rules of the SEC allow us to incorporate by reference information in this prospectus supplement, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference in this prospectus supplement is considered to be a part of this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below:
•
our Annual Report on Form 20-F for the year ended December 31, 2025.

All subsequent annual reports on Form 20-F that we file with the SEC after the date hereof and prior to the completion or termination of this offering shall be incorporated by reference. We also incorporate by reference any reports on Form 6-K that we furnish to the SEC that we specifically identify in such form as being incorporated by reference into this prospectus supplement after the date hereof and prior to the completion or termination of the offering of securities under this prospectus supplement.
You can obtain any of the filings incorporated by reference in this prospectus supplement through us or from the SEC through the SEC’s website at www.sec.gov. Our filings with the SEC, including our Annual Reports on Form 20-F and Reports on Form 6-K and exhibits incorporated herein and amendments to those reports, are also available free of charge on our website (www.novartis.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this prospectus supplement or the registration statement of which it forms a part. We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the reports or documents incorporated by reference in this prospectus supplement at no cost, upon written or oral request to us at any of the following addresses:
Novartis International AG Investor Relations P.O. Box CH - 4002 Basel Switzerland Tel: + 41 61 324 79 44 E-mail: investor.relations@novartis.com	Novartis Services, Inc. Investor Relations One Health Plaza East Hanover, NJ 07936 USA Tel: +1 862 778 2100 E-mail: investor.relations@novartis.com
Novartis Capital Corporation does not, and will not, file separate reports with the SEC.

PRESENTATION OF FINANCIAL INFORMATION
We present our consolidated financial statements in U.S. dollars and in accordance with International Financial Reporting Standards® (“IFRS”) Accounting Standards as issued by the International Accounting Standards Board. When we refer to “$”, we mean U.S. dollars. Except where noted, all financial information is presented in accordance with IFRS.

SUMMARY
This summary highlights selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and does not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference.
Novartis AG
Novartis AG was incorporated on February 29, 1996 under the laws of Switzerland as a stock corporation (Aktiengesellschaft) with an indefinite duration. On December 20, 1996, our predecessor companies, Ciba-Geigy AG and Sandoz AG, merged into this new entity, creating Novartis. Novartis AG is domiciled in and governed by the laws of Switzerland. Its registered office is located at Novartis AG, Lichtstrasse 35, CH-4056 Basel, Switzerland, and its telephone number is +41 61 324 1111.
Novartis is an innovative medicines company. Our purpose is to reimagine medicine to improve and extend people’s lives. Our strategy is to deliver high-value medicines that alleviate society’s greatest disease burdens through technology leadership in R&D and novel access approaches. To support our strategy, we have clear focus areas where we commit most of our time, energy and resources. These core therapeutic areas are cardiovascular, renal and metabolic; immunology; neuroscience; and oncology.
In 2025, Novartis achieved net sales from continuing operations of USD 54.5 billion, and net income from continuing operations amounted to USD 14.0 billion. Headquartered in Basel, Switzerland, we employed 75,267 full-time equivalent employees as of December 31, 2025. Our products are sold in approximately 120 countries around the world.
Our operations are organized into the following five organizational units:
•
Biomedical Research is our innovation engine, focused on creating new ways of fighting disease and turning scientific breakthroughs into new medicines with the potential to change lives.

•
Development oversees the development of potential new medicines through clinical trials to confirm their safety and efficacy, and steers the way to regulatory approval for use by patients.

•
Operations manufactures and delivers our medicines to customers, while also overseeing the global functions of IT, procurement and real estate services.

•
The two commercial units, US and International, focus on their respective geographic areas. They work with customers to provide innovative medicines and services that improve treatment options and raise the quality of care for patients.

Our shares are listed on the SIX Swiss Exchange under the symbol “NOVN” and on the New York Stock Exchange (“NYSE”) in the form of American Depositary Receipts (“ADRs”) representing American Depositary Shares (“ADSs”) under the symbol “NVS.”
Novartis Capital Corporation
Novartis Capital Corporation is a wholly-owned indirect subsidiary of Novartis AG and was incorporated as a corporation under the laws of Delaware on July 23, 2008. It exists for the purpose of issuing debt securities, the proceeds of which will be invested by it in marketable securities or advanced to, or otherwise invested in, subsidiaries or affiliates of Novartis AG. The principal office of Novartis Capital Corporation is located at One Health Plaza, East Hanover, New Jersey 07936, USA.

RISK FACTORS
Investing in the notes involves risks. You should carefully consider the risks relating to the notes described below, as well as the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including Novartis AG’s annual report on Form 20-F for the year ended December 31, 2025 and the extensive risk factors relating to our business described therein beginning on page 8 thereof, before making a decision to invest in the notes.
Risks Relating to the Notes
The notes will not be listed and may not have active trading markets.
The notes will be a new issue of securities with no established trading market and will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if secondary markets for your notes develop, they may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial. Underwriters, broker-dealers and agents that participate in the distribution of the notes may make markets in the notes as permitted by applicable laws and regulations but will have no obligation to do so, and any such market-making activities with respect to the notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading markets for the notes or that active public markets for the notes will develop. See “Underwriting (Conflicts of Interest)” in this prospectus supplement and “Plan of Distribution” in the accompanying prospectus.
General market conditions and other factors could adversely affect market prices for the notes.
Market prices for the notes can be expected to vary with changes in market and economic conditions, including prevailing interest rates and the markets for similar securities, our financial condition and prospects, changes in our credit ratings (whether real or anticipated) and other factors that generally influence the market price of securities. The market price of the floating rate notes, in particular, will be influenced by SOFR (as defined under “Description of the Notes” in this prospectus supplement), the volatility in such rate and the events that affect SOFR generally. As a result, the notes could trade at prices that may be lower than the initial offering prices.
Neither Novartis Capital Corporation nor Novartis AG is prohibited from issuing further debt.
There is no restriction on the amount of debt Novartis Capital Corporation may issue or on the amount of debt or guarantees Novartis AG may issue. The issuance of any such debt or guarantees may reduce the amount recoverable by you in the event of a liquidation or bankruptcy.
In particular, we may from time to time, without the consent of the holders of a series of notes, create and issue one or more additional series of debt securities or create and issue further notes of the same series having the same terms and conditions in all respects as the applicable notes being offered hereby, except for the issue date, the issue price and the first payment of interest thereon. See “Description of the Notes — Further Issuances.” In addition, Novartis Capital Corporation may from time to time, without the consent of the holders of a series of notes, issue additional debt, and Novartis AG may among other things issue or become liable under additional guarantees, including pursuant to our $9 billion U.S. Commercial Paper Program.
We may redeem the notes prior to the scheduled maturity dates, which may adversely affect the expected return on the notes.
We may redeem the fixed rate notes of any series, in whole or in part, at our option at any time and from time to time. See “Description of the Notes — Optional Redemption” in this prospectus supplement. In addition, we may redeem the fixed rate notes of any series and the floating rate notes, in whole (but not in part) at our option upon certain changes in tax law and certain other circumstances. See “Description of the Notes — Optional Redemption for Tax Reasons.” If we elect to so redeem the fixed rate notes or the floating rate notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the series of notes that are redeemed.
The notes will rank effectively junior to any secured debt of Novartis Capital Corporation and the guarantees will rank effectively junior to any secured debt of Novartis AG.
The notes will be unsecured senior obligations of Novartis Capital Corporation and will rank equal in right of payment to all other existing and future unsecured senior indebtedness of Novartis Capital Corporation. Except as provided in the indenture governing the notes, the notes will be effectively subordinated to any secured indebtedness of Novartis Capital Corporation to the extent of the assets securing that indebtedness. The guarantees by Novartis AG will be effectively subordinated to any secured indebtedness of Novartis AG to the extent of the assets securing that indebtedness. As of the date of this prospectus supplement, neither Novartis AG nor Novartis Capital Corporation has any secured indebtedness. If Novartis Capital Corporation or Novartis AG incurs additional indebtedness and secures such indebtedness with its assets, your rights to receive payments under the notes and the guarantees will be effectively subordinated to the rights of the holders of such future secured indebtedness.
Novartis AG is a holding company and conducts substantially all of its operations through subsidiaries. Your right to receive payments under the guarantees is structurally subordinated to the liabilities of our subsidiaries.
Novartis AG is organized as a holding company, and substantially all of its operations are carried on through subsidiaries. The ability of Novartis AG to meet its financial obligations is dependent upon the availability of cash flows from our domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments.
The notes are obligations of Novartis Capital Corporation and are guaranteed exclusively by Novartis AG. The subsidiaries of Novartis AG are separate and distinct legal entities, and have no obligation to pay any amounts due on the guarantees or to provide us with funds for our payment obligations. Our right to receive any assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets through the guarantees, will be effectively subordinated to the claims of that subsidiary’s creditors. The indenture governing the notes will not restrict the ability of our subsidiaries to incur additional indebtedness or other liabilities or to agree to covenants or enter into arrangements that would limit their ability to make dividends or other payments to us, and any such additional indebtedness and/or restrictions may adversely affect our cash flows and ability to service our indebtedness, including the guarantees. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.
Our credit rating may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or market value of, the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time in its sole discretion.
Any rating assigned to us or to the notes may be withdrawn entirely by a credit rating agency, may be suspended or may be lowered, if, in that credit rating agency’s judgment, circumstances relating to the basis of the rating so warrant. Ratings may be impacted by a number of factors that can change over time, including the credit rating agency’s assessment of: our strategy and management’s capability; our financial condition and liquidity; competitive, economic, legal and regulatory conditions in our key markets, including those markets where we have large exposures or on which our operating results, including revenues, are substantially dependent; the level of political support for the industries in which we operate; and legal and regulatory frameworks affecting our legal structure, business activities and the rights of our creditors.
Moreover, the rating agencies that currently, or may in the future, publish a rating for us or the notes may change the methodologies that they use for analyzing securities with features similar to the notes.
Any rating or outlook downgrade could negatively affect any other rating assigned to us or the notes. Real or expected downgrades, suspensions or withdrawals of credit ratings assigned to us could cause the liquidity or trading prices of the notes to decline significantly. Additionally, any uncertainty about the extent of any anticipated changes to the credit ratings assigned to us may adversely affect the market value of the notes.

Pursuing further alliances or acquisitions may require us to obtain additional debt financing and could result in increased leverage and/or result in a downgrade of our credit ratings.
As part of our strategy, from time to time we acquire products or entire businesses, and enter into strategic alliances and collaborations. For example, so far in 2026, we have acquired Avidity Biosciences, Inc. (“Avidity Biosciences”). In 2025 we acquired Anthos Therapeutics, Inc., Regulus Therapeutics Inc., Tourmaline Bio, Inc., and in 2024 we acquired MorphoSys AG, Mariana Oncology, Inc. and Kate Therapeutics Inc. Pursuing any further acquisitions or growth opportunities may require us to obtain additional debt financing, which could result in increased leverage and/or result in a downgrade of our credit ratings.
The right to receive payments under the guarantees of Novartis AG may be adversely affected by Swiss bankruptcy laws.
Novartis AG is incorporated under the laws of Switzerland. Accordingly, bankruptcy proceedings with respect to Novartis AG are likely to proceed under, and to be governed primarily by, Swiss bankruptcy law. The procedural and substantive provisions of such bankruptcy laws are, in certain cases, more favorable to secured creditors than comparable provisions of U.S. law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors and it may not be possible for us or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them under the terms that such security was granted.
Enforcement claims or court judgments against Novartis AG must be converted into Swiss francs.
Enforcement claims, including for court judgments, against Novartis AG under Swiss debt collection or bankruptcy proceedings may only be made in Swiss francs and any foreign currency amounts must accordingly be converted into Swiss francs. With respect to enforcing creditors, any such foreign currency amounts will be converted at the exchange rate prevailing on (i) the date of instituting the enforcement proceedings (Betreibungsbegehren), (ii) the date of the filing for the continuation of the bankruptcy procedure (Fortsetzungsbegehren) or (iii) the date on which any amounts claimed first became due and payable (Verfallzeit), whichever date is more favorable for the creditors. With respect to non-enforcing creditors, foreign currency amounts will be converted at the exchange rate prevailing at the time of the adjudication of bankruptcy (Konkurseröffnung).
If the tax treatment of the notes with respect to Swiss withholding tax was to change due to new Swiss withholding tax legislation, no additional amounts would be payable.
The Swiss Federal Council has in the past proposed legislation regarding a reform of the Swiss withholding tax regime. A main aspect of such proposed legislation was the exemption of Swiss-domiciled legal entities and foreign investors from withholding tax on Swiss domestic interest-based investments. In essence, the proposed legislation would have replaced the current debtor-based regime applicable to interest payments with a paying agent-based regime for Swiss withholding tax which would have subjected all interest payments made through paying agents in Switzerland to individuals resident in Switzerland to Swiss withholding tax and exempted from Swiss withholding tax interest payments to all other persons, including to Swiss-domiciled legal entities and foreign investors (other than for indirect interest payments via foreign and domestic collective investments vehicles). While this prior reform was abolished before being submitted to parliament, if such a paying agent-based regime, or similar legislation pursuant to which a person other than the issuer or the guarantor, as the case may be, is required to withhold or deduct tax on any interest payment, were to be enacted and were to result in the deduction or withholding of Swiss withholding tax on any payments under the notes, the noteholders would not be entitled to receive any additional amounts as a result of such deduction or withholding under the terms of the notes.
Risks Relating to the Floating Rate Notes
The interest rate on the floating rate notes is based on Compounded SOFR and the SOFR Index, both of which have a limited history in the marketplace.
The interest rate for the floating rate notes for each Interest Period (as defined under “Description of the Notes — Floating Rate Notes) will be based on Compounded SOFR, which will be calculated according to a specific formula that is described under “Description of the Notes — Floating Rate Notes” and not by using SOFR published on or in respect of a particular date during such Interest Period or an arithmetic average of SOFR during such period. For this and other reasons, the interest rate on the floating rate notes during any Interest Period will not necessarily be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if SOFR in respect of a particular date during an Interest Period is negative, its contribution to the SOFR Index (as defined under “Description of the Notes — Floating Rate Notes) will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the floating rate notes on the Floating Rate Interest Payment Date for such Interest Period.
In addition, the Federal Reserve Bank of New York (the “New York Federal Reserve”) only began publishing the SOFR Index on March 2, 2020. Accordingly, the use of the specific formula for Compounded SOFR used in the calculation of the interest rate for the floating rate notes may not be widely adopted by other market participants, if at all. You should carefully review the specific formula for Compounded SOFR as described under “Description of the Notes — Floating Rate Notes” before making an investment in the floating rate notes. If the market adopts a different calculation method than used for the floating rate notes, that will likely adversely affect the liquidity and market value of the floating rate notes.
The amount of interest payable on the floating rate notes is set only once per period based on Compounded SOFR, which rate may fluctuate substantially, and will be determined only near the end of the relevant Interest Period.
The amount of interest payable on the floating rate notes is determined by reference to Compounded SOFR. This floating rate may be volatile over time, which could result in holders of the floating rate notes experiencing a decline in their receipt of interest and also could cause a decline in the market price of the floating rate notes. We have no control over a number of factors that may affect market rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the markets generally and that are important in determining the existence, magnitude and longevity of market rate risk. Furthermore, you should note that historical levels, fluctuations and trends of Compounded SOFR are not necessarily indicative of future levels. Any historical upward or downward trend in Compounded SOFR is not an indication that Compounded SOFR is more or less likely to increase or decrease at any time during the life of the floating rate notes, and you should not take the historical levels of Compounded SOFR as an indication of its future performance. Although the Compounded SOFR on a Floating Rate Interest Payment Date (as defined under “Description of the Notes — Floating Rate Notes”) or at other times during an Interest Period may be higher than the level of Compounded SOFR on the Interest Determination Date (as defined under “Description of the Notes — Floating Rate Notes”) on which the interest rate is determined for such Interest Period, you will not benefit from a higher level of Compounded SOFR at any time other than on such Interest Determination Date. As a result, changes in Compounded SOFR may not result in a comparable change in the market value of the floating rate notes.
In addition, interest payments due on the floating rate notes will be determined only near the end of the relevant Interest Period. Therefore, holders of the floating rate notes will not know the total amount of interest payable with respect to a particular Interest Period until shortly prior to the related Floating Rate Interest Payment Date, and it may be difficult for holders of the floating rate notes to reliably estimate the total amount of interest that will be payable on each such Floating Rate Interest Payment Date for the floating rate notes. In addition, some investors may be unwilling or unable to trade the floating rate notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the floating rate notes.
Any failure of SOFR to maintain market acceptance could adversely affect value of the floating rate notes.
SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to the U.S. dollar London Interbank Offered Rate (“LIBOR”) in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a suitable substitute, replacement or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to maintain market acceptance could adversely affect the return on the floating rate notes and the price at which you can sell such debt securities.
SOFR, published by the New York Federal Reserve, has a limited history. The future performance of SOFR cannot be predicted based on the historical performance of SOFR.
Publication of SOFR began in April 2018, and it therefore has a limited history. The future performance of SOFR cannot be predicted based on its limited historical performance. Future levels of SOFR may bear little or no relation to the historical level of SOFR. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. Because only limited historical data have been released by the New York Federal Reserve, such analysis inherently involves assumptions, estimates and approximations. The future performance of SOFR is impossible to predict, and therefore no future performance of the floating rate notes may be inferred from any of the historical actual or historical indicative data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of the floating rate notes. Changes in the levels of SOFR may affect the return on the floating rate notes and the trading price of the floating rate notes, but it is impossible to predict whether such levels will rise or fall.
The secondary trading market for the floating rate notes may be limited.
If SOFR does not continue to be widely used as a benchmark in securities that are similar or comparable to the floating rate notes, an established trading market for the floating rate notes may never develop or may not be very liquid and the trading price of the floating rate notes may be lower than those of securities that are linked to rates that are more widely used. Similarly, market terms for floating rate debt securities linked to SOFR, such as the spread over the base rate reflected in interest rate provisions or the manner of compounding the base rate, may evolve over time, and trading prices of the floating rate notes may be lower than those of later-issued SOFR-based debt securities as a result. Investors in the floating rate notes may not be able to sell the floating rate notes at all or may not be able to sell the floating rate notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market.
The administrator of SOFR may make changes that could change the value of SOFR or discontinue SOFR and has no obligation to consider your interests in doing so.
The New York Federal Reserve (or its successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR or the averages or periods used to report SOFR. If the manner in which SOFR is calculated is changed, that change may result in a reduction of the amount of interest payable on the floating rate notes, which may adversely affect the trading prices and marketability of the floating rate notes. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of SOFR in its sole discretion and without notice and has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing SOFR.
SOFR may be more volatile than other market rates.
Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in other benchmark or market rates during corresponding periods. In addition, although changes in Compounded SOFR generally are not expected to be as volatile as changes in SOFR on a daily basis, the return on, value of and market for the floating rate notes may fluctuate more than floating rate debt securities with interest rates based on less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The New York Federal Reserve has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the New York Federal Reserve will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the floating rate notes.
The SOFR Index may be modified or discontinued, and the floating rate notes may bear interest by reference to a rate other than Compounded SOFR, either of which could adversely affect the value of the floating rate notes.
The SOFR Index is published by the New York Federal Reserve based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule or rate revision practices, or availability of the SOFR Index at any time. There can be no guarantee, particularly given its relatively limited history, that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the floating rate notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction in the amount of interest payable on the floating rate notes and the trading prices of Compounded SOFR. In addition, the New York Federal Reserve may withdraw, modify or amend the published SOFR Index or SOFR data in its sole discretion and without notice. The interest rate for the floating rate notes for any Interest Period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the New York Federal Reserve may publish after the interest rate for that Interest Period has been determined.
If we or our designee determine that a Benchmark Transition Event (as defined under “Description of the Notes — Floating Rate Notes”) and its related Benchmark Replacement Date (as defined under “Description of the Notes — Floating Rate Notes”) has occurred, the interest rate for the floating rate notes will no longer be determined by reference to Compounded SOFR, but instead by reference to a different rate or a different Benchmark (as defined under “Description of the Notes — Floating Rate Notes”), plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under “Description of the Notes — Floating Rate Notes.”
If a particular Benchmark Replacement cannot be determined, then the next available Benchmark Replacement will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined under “Description of the Notes — Floating Rate Notes”) (such as the Federal Reserve Board), (ii) the International Swaps and Derivatives Association (“ISDA”) or (iii) in certain circumstances, us or our designee. In addition, the terms of the floating rate notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes (as defined under “Description of the Notes — Floating Rate Notes”) with respect to, among other things, changes to the definition or interpretation of “Interest Period,” the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate for the floating rate notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the floating rate notes in connection with a Benchmark Transition Event, could adversely affect the value of the floating rate notes, the return on the floating rate notes and the price at which you can sell the floating rate notes.
In addition, it is possible that (i) the Benchmark Replacement may not be the economic equivalent of Compounded SOFR and does not perform in the same way as Compounded SOFR would have at any time, (ii) the Benchmark Replacement fails to gain market acceptance, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be predictable based on historical performance, (iv) the secondary trading market for the floating rate notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement. As a result, any Benchmark Transition Event could adversely affect the value of the floating rate notes, the return on the floating rate notes and the price at which you can sell the floating rate notes.
We or our designee will have authority to make determinations, elections, calculations and adjustments that could affect the value of and your return on the floating rate notes.
We or our designee will make certain determinations, decisions, elections, calculations and adjustments with respect to the floating rate notes, including in connection with any Benchmark Transition Event and

Benchmark Replacement, that may adversely affect the value of and your return on the floating rate notes. In particular, if a Benchmark Transition Event occurs with respect to the floating rate notes, the applicable Benchmark Replacement will be determined in accordance with the Benchmark transition provisions described under “Description of the Notes — Floating Rate Notes — Effect of a Benchmark Transition Event,” and we or our designee can make certain adjustments in connection with the implementation of the applicable Benchmark Replacement. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to the determination of the Benchmark Replacement or the occurrence or non-occurrence of a Benchmark Transition Event. Because the continuation of SOFR on the current basis, and in turn the calculation of Compounded SOFR, cannot and will not be guaranteed, and because the applicable Benchmark Replacement is uncertain, we or our designee are likely to exercise more discretion in respect of calculating interest payable on the floating rate notes than would be the case in the absence of a Benchmark Transition Event.
Although we or our designee will exercise judgment in good faith when performing such functions, potential conflicts of interest may exist between us or our designee and you. All determinations, decisions and elections by us or our designee are in our or such designee’s sole discretion (subject to consultation with us and our right to object to any determinations, decisions and elections made by our designee) as further described under “Description of the Notes — Floating Rate Notes” and will be conclusive for all purposes and binding on us and holders of the floating rate notes absent willful misconduct or manifest error. Further, notwithstanding anything to the contrary in the documentation relating to the floating rate notes, all determinations, decisions and elections by us or our designee will become effective without consent from the holders of the floating rate notes or any other party. These potentially subjective determinations may adversely affect the value of the floating rate notes, the return on the floating rate notes and the price at which you can sell the floating rate notes.

USE OF PROCEEDS
We estimate the net proceeds from the sale of the notes to be approximately $10,910.7 million after deducting underwriting discounts and net expenses of the offering payable by us. We intend to use the net proceeds from the sale of the notes for general corporate purposes outside of Switzerland, including to repay outstanding borrowings under the bridge loan entered into on February 26, 2026 that was used to finance the acquisition of Avidity Biosciences (the “Avidity Bridge Loan”) and which carries a variable interest rate equal to daily compounded SOFR plus an applicable margin that ranges from 0.00% to 0.10%. See also “Capitalization” and “Underwriting (Conflicts of Interest)” in this prospectus supplement.

CAPITALIZATION
The following table sets forth our consolidated capitalization (including short-term debt and non-controlling interests) as of December 31, 2025, on an actual basis and on an as adjusted basis to give effect to the sale of the notes (after deducting underwriting discounts and net expenses payable by us).
	As of December 31, 2025
	Actual	As Adjusted
	(in $ millions)
Equity
Share capital	$766	$766
Treasury shares	(50)	(50)
Reserves	45,414	45,414
Equity attributable to Novartis AG shareholders	46,130	46,130
Non-controlling interests	419	419
Total equity	46,549	46,549
Indebtedness(1)
Short-term indebtedness:
Bank and other financial debt	682	682
Commercial paper	4,045	4,045
Current portion of non-current financial debt	794	794
Derivative financial instruments	81	81
Total short-term indebtedness	5,602	5,602
Long-term indebtedness:
3.700% notes due 2042 of Novartis Capital Corporation	492	492
4.400% notes due 2044 of Novartis Capital Corporation	1,829	1,829
1.625% notes due 2026 of Novartis Finance S.A.	704	704
0.625% notes due 2029 of Novartis AG	694	694
1.050% notes due 2035 of Novartis AG	410	410
4.000% notes due 2045 of Novartis Capital Corporation	1,224	1,224
0.625% notes due 2028 of Novartis Finance S.A.	584	584
3.100% notes due 2027 of Novartis Capital Corporation	998	998
1.125% notes due 2027 of Novartis Finance S.A.	704	704
1.375% notes due 2030 of Novartis Finance S.A.	879	879
1.700% notes due 2038 of Novartis Finance S.A.	874	874
2.000% notes due 2027 of Novartis Capital Corporation	1,249	1,249
2.200% notes due 2030 of Novartis Capital Corporation	1,496	1,496
2.750% notes due 2050 of Novartis Capital Corporation	1,218	1,218
0.000% notes due 2028 of Novartis Finance S.A.	2,165	2,165
1.600% notes due 2027 of Novartis AG	819	819
1.650% notes due 2031 of Novartis AG	548	548
1.750% notes due 2034 of Novartis AG	813	813
1.850% notes due 2040 of Novartis AG	353	353
1.850% notes due 2049 of Novartis AG	239	239
3.800% notes due 2029 of Novartis Capital Corporation	996	996

	As of December 31, 2025
	Actual	As Adjusted
	(in $ millions)
4.000% notes due 2031 of Novartis Capital Corporation	844	844
4.200% notes due 2034 of Novartis Capital Corporation	1,089	1,089
4.700% notes due 2054 of Novartis Capital Corporation	744	744
Floating Rate notes due 2028 of Novartis Capital Corporation	798	798
3.900% notes due 2028 of Novartis Capital Corporation	699	699
4.100% notes due 2030 of Novartis Capital Corporation	1,741	1,741
4.300% notes due 2032 of Novartis Capital Corporation	917	917
4.600% notes due 2035 of Novartis Capital Corporation	918	918
5.200% notes due 2045 of Novartis Capital Corporation	348	348
5.300% notes due 2055 of Novartis Capital Corporation	543	543
Total straight and floating rate bonds	27,929	27,929
5.25% other bonds due 2024 through 2033	500	500
Total bonds	28,429	28,429
Other financial debts	300	300
Total including current portion of non-current financial debt	28,729	28,729
Less current portion of non-current financial debt	(794)	(794)
Floating rate notes offered hereby	—	500
2029 notes offered hereby	—	1,250
2031 notes offered hereby	—	1,750
2033 notes offered hereby	—	2,000
2036 notes offered hereby	—	2,250
2046 notes offered hereby	—	1,000
2056 notes offered hereby	—	2,250
Total long-term indebtedness	27,935	38,935
Total indebtedness	33,537	44,537
Total capitalization	$80,086	$91,086

(1)
The net proceeds from this offering will be applied to repay indebtedness under the Avidity Bridge Loan.

DESCRIPTION OF THE NOTES
The following summary of the particular terms of the notes offered by this prospectus supplement adds to, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” of the accompanying prospectus. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the notes and the indenture, which are incorporated by reference herein.
General
We will issue the notes pursuant to an indenture, dated as of February 10, 2009, among Novartis Capital Corporation, Novartis Securities Investment Ltd. and Novartis Finance S.A., as issuers, HSBC Bank USA, National Association, as trustee, and Novartis AG, as guarantor. The floating rate notes, the 2029 notes, the 2031 notes, the 2033 notes, the 2036 notes, the 2046 notes and the 2056 notes will each be a separate series of our debt securities.
Novartis Capital Corporation will issue the floating rates notes in an initial aggregate principal amount of $500,000,000. The floating rate notes will mature on March 16, 2029, unless redeemed or purchased prior to such date as described below. Novartis Capital Corporation will issue the 2029 notes in an initial aggregate principal amount of $1,250,000,000. The 2029 notes will mature on March 16, 2029 unless redeemed or purchased prior to such date as described below. Novartis Capital Corporation will issue the 2031 notes in an initial aggregate principal amount of $1,750,000,000. The 2031 notes will mature on March 18, 2031 unless redeemed or purchased prior to such date as described below. Novartis Capital Corporation will issue the 2033 notes in an initial aggregate principal amount of $2,000,000,000. The 2033 notes will mature on March 18, 2033 unless redeemed or purchased prior to such date as described below. Novartis Capital Corporation will issue the 2036 notes in an initial aggregate principal amount of $2,250,000,000. The 2036 notes will mature on March 18, 2036 unless redeemed or purchased prior to such date as described below. Novartis Capital Corporation will issue the 2046 notes in an initial aggregate principal amount of $1,000,000,000. The 2046 notes will mature on March 18, 2046 unless redeemed or purchased prior to such date as described below. Novartis Capital Corporation will issue the 2056 notes in an initial aggregate principal amount of $2,250,000,000. The 2056 notes will mature on March 18, 2056 unless redeemed or purchased prior to such date as described below.
The notes of each series will be issued only in book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The notes will be the unsecured senior indebtedness of Novartis Capital Corporation and will rank equally with all of its other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be fully and unconditionally guaranteed by Novartis AG. If, for any reason, Novartis Capital Corporation does not make any required payment in respect of the notes when due, whether on the normal due date, on acceleration, redemption or otherwise, Novartis AG will cause the payment to be made to or to the order of the trustee. You will be entitled to payment under the guarantees of Novartis AG without taking any action whatsoever against Novartis Capital Corporation. Novartis AG is a holding company, and the guarantees will be structurally subordinated to any indebtedness and other liabilities (including trade payables) of its subsidiaries.
As used herein, “business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to be closed and on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in Zurich, Switzerland.
Floating Rate Notes
The floating rate notes will bear interest at a floating rate, reset quarterly on each Floating Rate Interest Payment Date (as defined below), equal to Compounded SOFR, plus 0.650%. In no event will the interest on the floating rate notes be (i) higher than the maximum rate permitted by New York law as the same may be modified by U.S. law of general application or (ii) lower than zero.

Interest on the floating rate notes will be payable quarterly in arrears on March 16, June 16, September 16 and December 16 of each year, commencing on June 16, 2026, and at maturity (each a “Floating Rate Interest Payment Date”), to holders of record as of the close of business on the date that is 15 calendar days prior to each Floating Rate Interest Payment Date. Interest on the floating rate notes will accrue from and including the most recent Floating Rate Interest Payment Date or, if no interest has been paid, from March 16, 2026. If March 16, June 16, September 16 or December 16 of any year is not a business day, then the next succeeding business day will be the applicable Floating Rate Interest Payment Date and interest on the floating rate notes will be paid on such next succeeding business day (unless such next succeeding business day falls in the succeeding calendar month, in which case the applicable Floating Rate Interest Payment Date will be the business day immediately preceding such March 16, June 16, September 16 or December 16, and interest on the floating rate notes will be paid on such immediately preceding business day). If the maturity date of the floating rate notes is not a business day, the payment of principal of, and interest on, the floating rate notes will be made on the next succeeding business day, and no interest will accrue for the period from and after the maturity date.
The “Initial Interest Period” means the period from and including March 18, 2026 to, but excluding, the first Floating Rate Interest Payment Date. Thereafter, each “Interest Period” means the period from and including a Floating Rate Interest Payment Date to, but excluding, the immediately succeeding Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that the final Interest Period for the floating rate notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the floating rate notes to, but excluding, the maturity date. Interest on the floating rate notes will be computed on the basis of a 360-day year and the actual number of days in the Observation Period.
The interest rate for the Initial Interest Period will be Compounded SOFR determined on June 14, 2026, plus 0.650%. Thereafter, the interest rate for any Interest Period will be Compounded SOFR, as determined on the applicable date that is the second U.S. Government Securities Business Day (as defined below) preceding such Floating Rate Interest Payment Date (the “Interest Determination Date”), plus a margin of 0.650%.
HSBC Bank USA, National Association, or its successor appointed by us, will act as calculation agent. We may change the calculation agent with respect to the floating rate notes at any time without notice to the holders of the floating rate notes. The interest rate and amount of interest to be paid on the floating rate notes for each Interest Period will be determined by the calculation agent. All determinations made by the calculation agent shall, in the absence of willful misconduct or manifest error, be conclusive for all purposes and binding on us and the holders of the floating rate notes.
The amount of interest accrued and payable for each Interest Period will be equal to the product of (i) the outstanding principal amount of the floating rate notes multiplied by (ii) the product of (a) the interest rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in the Observation Period divided by 360.
As used herein the following terms have the meanings assigned to them:
“Compounded SOFR” means, with respect to any Interest Period, the rate computed in accordance with the following formula set forth below (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (e.g., 9.753973% (or .09753973) being rounded down to 9.75397% (or .0975397) and 9.753978% (or .09753978) being rounded up to 9.75398% (or .0975398)):
where:
“SOFR IndexStart” is the SOFR Index value for the day that is two U.S. Government Securities Business Days preceding the first date of the relevant Interest Period;

“SOFR IndexEnd” is the SOFR Index value for the day that is two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date relating to such Interest Period (or in the final Interest Period, preceding the maturity date); and “dc” is the actual number of calendar days from (and including) SOFR IndexStart to (but excluding) SOFR IndexEnd (the actual number of calendar days in the applicable Observation Period).
For purposes of determining Compounded SOFR, “SOFR Index” means, with respect to any U.S. Government Securities Business Day:
(1)
the SOFR Index value as published by the New York Federal Reserve as such index appears on the New York Federal Reserve’s Website at 3:00 p.m., New York City time, on such U.S. Government Securities Business Day (the “SOFR Determination Time”); provided that:

(2)
if a SOFR Index value does not so appear as specified in clause (1) above at the SOFR Determination Time, then:

(i)
if a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable” provisions described below; or

(ii)
if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

“New York Federal Reserve” means the Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate).
“New York Federal Reserve’s Website” means the website of the New York Federal Reserve, currently at http://www.newyorkfed.org, or any successor source.
“Observation Period” means, in respect of each Interest Period, the period from and including two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date for such Interest Period (or in the final Interest Period, preceding the maturity date); provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the settlement date of the floating rate notes to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date.
“Secured Overnight Financing Rate” or “SOFR” means the daily secured overnight financing rate as provided by the New York Federal Reserve on the New York Federal Reserve’s Website.
“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
Notwithstanding anything to the contrary in the documentation relating to the floating rate notes, if we or our designee determine on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “— Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the floating rate notes.
SOFR and the SOFR Index
SOFR is published by the New York Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities.
The SOFR Index is published by the New York Federal Reserve and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2,

2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.
The New York Federal Reserve notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. The interest rate for any Interest Period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the New York Federal Reserve may publish after the interest rate for that Interest Period has been determined.
SOFR Index Unavailable
If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to the Secured Overnight Financing Rate, “Compounded SOFR” shall mean, for the applicable Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the New York Federal Reserve’s Website, initially located at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily Secured Overnight Financing Rate (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the New York Federal Reserve’s Website.
Effect of a Benchmark Transition Event
If we or our designee determine on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the floating rate notes in respect of all determinations on such date and for all determinations on all subsequent dates.
In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.
Any determination, decision or election that may be made by us or our designee pursuant to this section, including a determination with respect to a tenor, rate or adjustment or of the occurrence or non- occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:
(1)
will be conclusive and binding absent manifest error;

(2)
if made by us, will be made in our sole discretion;

(3)
if made by our designee, will be made after consultation with us, and such designee will not make any such determination, decision or election to which we object; and

(4)
notwithstanding anything to the contrary in this prospectus supplement and the accompanying prospectus or in the other documents relating to the floating rate notes, including the Indenture, any supplemental indenture or any other definitive documentation that will govern the floating rate notes, shall become effective without consent from the holders of the floating rate notes or any other party.

In no event shall the trustee or the calculation agent be responsible for the selection of the Benchmark Replacement, for determining any Benchmark Conforming Changes or for determining whether a Benchmark Transaction Event has occurred.
As used herein the following terms have the meanings assigned to them:

“Benchmark” means, initially, Compounded SOFR; provided that if we or our designee determine on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published daily SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:
(1)
the sum of (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)
the sum of (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)
the sum of (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:
(1)
the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)
if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3)
the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated floating rate notes at such time.

The Benchmark Replacement Adjustment shall not include the margin specified in this prospectus supplement, and such margin shall be applied to the Benchmark Replacement to determine the interest payable on the floating rate notes.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition or interpretation of the Interest Period, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors and other administrative matters) that we or our designee decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decide that adoption of any portion of such market practice is not administratively feasible or if we or our designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determine is reasonably practicable).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):
(1)
in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)
in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event that gives rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to Benchmark also include any reference rate underlying such Benchmark.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):
(1)
a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)
a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)
a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Determination Time, and (2) if the Benchmark is not Compounded SOFR, the time determined by us or our designee after giving effect to the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
Neither the trustee nor the calculation agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of Compounded SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any

Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, the trustee and the calculation agent shall be entitled to conclusively rely on any determinations made by us or our designee without independent investigation, and neither the trustee nor the calculation agent will have any liability for actions taken at our direction in connection therewith.
Neither the trustee nor the calculation agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in the Indenture or the notes as a result of the unavailability of Compound SOFR, the SOFR index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of the Indenture or the Notes supplement and reasonably required for the performance of such duties. Neither the trustee nor calculation agent shall be responsible or liable for our actions or omissions, or for those of our designee, or for any failure or delay in the performance by us or our designee, nor shall the trustee or calculation agent be under any obligation to oversee or monitor our performance or that of our designee.
Fixed Rate Notes
The fixed rate notes will each bear interest at the applicable interest rate shown on the cover of this prospectus supplement and will accrue interest from March 18, 2026, or from the most recent date to which interest has been paid (or provided for), to but not including the next date upon which interest is required to be paid.
Interest will be payable on the 2029 notes twice per year, on each March 16 and September 16, commencing on September 16, 2026, to the person in whose name a 2029 note is registered at the close of business on the March 1 or September 1 that precedes the date on which interest will be paid. Interest will be payable on each of the 2031 notes, the 2033 notes, the 2036 notes, the 2046 notes and the 2056 notes twice per year, on each March 18 and September 18, commencing on September 18, 2026, to the person in whose name a 2031 note, a 2033 note, a 2036 note, a 2046 note or a 2056 note, respectively, is registered at the close of business on the March 3 or September 3 that precedes the date on which interest will be paid. Interest on the fixed rate notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.
If an interest payment date or redemption date, or the maturity date, for the 2029 notes, the 2031 notes, the 2033 notes, the 2036 notes, the 2046 notes or the 2056 notes, as the case may be, would fall on a day that is not a business day, then the required payment will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless we fail to make payment on such next succeeding business day.
Covenants
Subject to certain exceptions, if we are required to withhold or deduct any amount for or on account of any withholding tax in Switzerland or another Relevant Taxing Jurisdiction from any payment made on the notes, we will pay additional amounts on those payments so that the amount received by noteholders will equal the amount that would have been received if no such taxes had been applicable. See “— Payment of Additional Amounts” below.
As contemplated by the last paragraph under “Description of Debt Securities — Defeasance” of the accompanying prospectus, the satisfaction of certain conditions will permit us to omit to comply with some or all of our obligations, covenants and agreements under the indenture with respect to the notes. In addition, we may omit to comply with certain covenants through covenant defeasance. See “Description of Debt Securities — Defeasance” in the accompanying prospectus.
Except as described in the accompanying prospectus, the indenture for the notes does not contain any covenants or other provisions designed to protect holders of the notes against a reduction in our creditworthiness in the event of a highly leveraged transaction or that would prohibit other transactions that might adversely affect holders of the notes, including, among other things, through the incurrence of additional indebtedness.
Optional Redemption
Prior to February 16, 2029 (the date that is one month prior to the scheduled maturity date for the 2029 notes) (the “2029 par call date”) in the case of the 2029 notes, February 18, 2031 (the date that is one month prior to the scheduled maturity date for the 2031 notes) (the “2031 par call date”) in the case of the 2031 notes, January 18, 2033 (the date that is two months prior to the scheduled maturity date for the 2033 notes) (the “2033 par call date”) in the case of the 2033 notes, December 18, 2035 (the date that is three months prior to the scheduled maturity date for the 2036 notes) (the “2036 par call date”) in the case of the 2036 notes, September 18, 2045 (the date that is six months prior to the scheduled maturity date for the 2046 notes) (the “2046 par call date”) in the case of the 2046 notes and September 18, 2055 (the date that is six months prior to the scheduled maturity date for the 2056 notes) (the “2056 par call date” and, together with the 2029 par call date, the 2031 par call date, the 2033 par call date, the 2036 par call date and the 2046 par call date, the “par call dates” and each a “par call date”) in the case of the 2056 notes, Novartis Capital Corporation may redeem such fixed rate notes, in whole or in part, at its option at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such fixed rate notes matured on the applicable par call date) on a semi‑annual basis (assuming a 360‑day year consisting of twelve 30‑day months) at the Treasury Rate (as defined in this prospectus supplement) plus 7.5 basis points in the case of the 2029 notes, 10 basis points in the case of the 2031 notes, 15 basis points in the case of the 2033 notes, 15 basis points in the case of the 2036 notes, 15 basis points in the case of the 2046 notes and 15 basis points in the case of the 2056 notes, as applicable, less (b) interest accrued to the date of redemption, and

(2)
100% of the principal amount of the fixed rate notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2029 par call date in the case of the 2029 notes, the 2031 par call date in the case of the 2031 notes, the 2033 par call date in the case of the 2033 notes, the 2036 par call date in the case of the 2036 notes, the 2046 par call date in the case of the 2046 notes and the 2056 par call date in the case of the 2056 notes, as applicable, we may redeem such fixed rate notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the fixed rate notes being redeemed plus accrued and unpaid interest thereon to the redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable par call date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the applicable par call date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the relevant par call date, as applicable. If there is no United States Treasury security maturing on the applicable par call date, but there are two or more United States Treasury securities with a maturity date equally distant from the applicable par call date, one with a maturity date preceding such par call date, and one with a maturity date following such par call date, we shall select the United States Treasury security with a maturity date preceding the applicable par call date. If there are two or more United States Treasury securities maturing on the applicable par call date, or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of the principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 calendar days but not more than 60 calendar days before the redemption date to each holder of the applicable series of fixed rate notes to be redeemed.
Any redemption may, at our discretion, be subject to one or more conditions precedent. Any related written notice of redemption will describe the conditions precedent and, at our discretion, will indicate that the redemption date may be delayed or the written notice rescinded if all such conditions precedent have not been satisfied or waived by us.
In the case of a partial redemption, selection of the applicable series of fixed rate notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No fixed rate notes of any series of a principal amount of $2,000 or less will be redeemed in part. If any fixed rate note of a series is to be redeemed in part only, the notice of redemption that relates to such fixed rate note will state the portion of the principal amount of the applicable fixed rate note to be redeemed. A new fixed rate note of any series in a principal amount equal to the unredeemed portion of the applicable fixed rate note will be issued in the name of the holder of such fixed rate note upon surrender for cancellation of such original fixed rate note. For so long as any series of fixed rate notes are registered in the name of The Depository Trust Company (or another depositary) or such depositary’s nominee, the redemption of such series of fixed rate notes shall be done in accordance with the policies and procedures of the depositary.
Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the fixed rate notes or portions thereof called for redemption.
Payment of Additional Amounts
Payments made by Novartis Capital Corporation or Novartis AG under or with respect to the notes will be free and clear of and without withholding or deduction for or on account of any and all present or future taxes, duties, assessments or governmental charges of any nature imposed, levied, collected, withheld or assessed by or on behalf of (i) the government of Switzerland or of any political subdivision of Switzerland or by any authority or agency therein or thereof having the power to tax, (ii) the government of the jurisdiction of organization of Novartis Capital Corporation or any political subdivision or territory or possession of such jurisdiction or by any authority or agency therein or thereof having the power to tax or (iii) the government of any jurisdiction from or through which a payment on the notes or the guarantee is made or any political subdivision or territory or possession of such jurisdiction or by any authority or agency therein or thereof having power to tax (each of clauses (i), (ii) and (iii), a “Relevant Taxing Jurisdiction”), which we refer to collectively as “Taxes,” unless we are required to withhold or deduct Taxes by law.
If we are required to withhold or deduct any amount for or on account of Taxes from any payment made with respect to the notes, we will pay such additional amounts as may be necessary so that the net amount received by each holder (including additional amounts) after such withholding or deduction will not be less than the amount the holder would have received if the Taxes had not been withheld or deducted; provided that no additional amounts will be payable with respect to Taxes:
•
imposed by the United States or by any political subdivision or territory or possession of such jurisdiction or by any authority or agency therein or thereof having the power to tax;

•
that would not have been imposed but for the existence of any present or former connection between such holder or beneficial owner of the notes (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, partnership or corporation) and a Relevant Taxing Jurisdiction, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled thereof or a national thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

•
that are estate, inheritance, gift, sales, transfer, personal property, wealth or similar taxes, duties, assessments or other governmental charges;

•
any withholding or deduction imposed on a payment in respect of a note where such withholding or deduction is required to be made pursuant to laws enacted by Switzerland pursuant to which a person other than the issuer or the guarantor, as the case may be, is required to withhold or deduct tax on any interest payments; or

•
payable other than by withholding from payments of principal of or interest on or with respect to the notes;

•
that would not have been imposed but for the failure of the applicable recipient of such payment, upon request, to make a declaration of non-residence or other similar claim for exemption to the relevant tax authority or comply with any certification, identification, information, documentation or other reporting requirement to the extent such compliance is required by applicable law or administrative practice or an applicable treaty as a precondition to exemption from, or reduction in, the rate of deduction or withholding of such Taxes;

•
that would not have been imposed but for the presentation of a note (where presentation is required) for payment on a date more than 30 days after the date on which such payment first became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

•
to the extent the amount of Tax could have been reduced by presentation for payment of the relevant notes to a paying agent other than the paying agent to which the presentation was made; or

•
any combination of the foregoing items;

nor shall additional amounts be paid with respect to any payment of the principal of or interest on any note to any such holder who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such additional amounts had it been the holder of the note.
Notwithstanding any other provisions contained herein, each of Novartis Capital Corporation, Novartis AG or any other person making payments on behalf of Novartis Capital Corporation shall be entitled to deduct and withhold, as required, and shall not be required to pay any Additional Amounts with respect to any such withholding or deduction imposed on or in respect of any note pursuant to Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (“FATCA”), any current or future U.S. Treasury regulations or rulings promulgated thereunder, any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA, any law, regulation or other official guidance enacted or published in any jurisdiction implementing FATCA or an intergovernmental agreement with respect thereto, or any agreement with the U.S. Internal Revenue Service under FATCA.
Optional Redemption for Tax Reasons
Novartis Capital Corporation may redeem the floating rate notes, the 2029 notes, the 2031 notes, the 2033 notes, the 2036 notes, the 2046 notes or the 2056 notes in whole (but not in part) at any time, on giving not less than 10 nor more than 60 days’ notice of such redemption, at a redemption price equal to the principal amount plus accrued and unpaid interest, if any, to (but not including) the date fixed for redemption, if:
•
Novartis Capital Corporation determines that, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of a Relevant Taxing Jurisdiction, or any change in the application or official interpretation of such laws, regulations or rulings, or any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after the issue date or such other date specified in the notes of that series:

•
Novartis Capital Corporation or Novartis AG would be required to pay additional amounts (as described under “Payment of Additional Amounts” above) with respect to that series of notes on the next succeeding interest payment date and the payment of such additional amounts cannot be avoided by the use of reasonable measures available to Novartis Capital Corporation or Novartis AG; or

•
withholding tax has been or would be required to be withheld with respect to interest income received or receivable by Novartis Capital Corporation directly from Novartis AG (or any affiliate) and such withholding tax obligation cannot be avoided by the use of reasonable measures available to Novartis Capital Corporation or Novartis AG (or any affiliate); or

•
Novartis Capital Corporation determines, based upon an opinion of independent counsel selected by Novartis Capital Corporation that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction in, a Relevant Taxing Jurisdiction (whether or not such action was taken or brought with respect to Novartis AG or Novartis Capital Corporation, as the case may be), which action is taken or brought on or after the issue date or such other date specified in the notes of that series, there is a substantial probability that the circumstances described above would exist; provided, however, that no such notice of redemption may be given earlier than 90 days prior to the earliest date on which Novartis Capital Corporation or Novartis AG would be obligated to pay such additional amounts.

We will also pay to each holder of notes, or make available for payment to each such holder, on the redemption date any additional amounts resulting from the payment of such redemption price, subject to the conditions described under “Payment of Additional Amounts” above. Prior to the publication of any notice of redemption, Novartis Capital Corporation or Novartis AG will deliver to the trustee an officer’s certificate stating that Novartis Capital Corporation is entitled to effect a redemption and setting forth a statement of facts showing that the conditions precedent of the right so to redeem have occurred. Any notice of redemption will be irrevocable once Novartis Capital Corporation delivers the officer’s certificate to the trustee.
Events of Default
An event of default with respect to the notes means any one of the following events:
•
default in payment of the principal (or premium, if any) of any notes of that series when due (including as a sinking fund installment), and the continuance of that default for more than two business days;

•
default in payment of interest on, or any additional amounts (as described under “— Payment of Additional Amounts” above) payable in respect of, any notes of that series when due and payable, and the continuance of that default for 30 calendar days;

•
default in performing any other covenant in the indenture with regard to that series for 90 calendar days after the receipt of written notice from the trustee or from the holders of 25% in principal amount of the notes of that series;

•
an encumbrancer or a receiver or a person with similar functions appointed for execution (in Switzerland a Liquidator or Konkursverwalter) taking possession of the whole or any substantial part of the assets or undertaking of Novartis Capital Corporation or Novartis AG or a distress, execution or other process being levied or enforced upon or sued out against a substantial part of the property or assets of Novartis Capital Corporation or Novartis AG and not being paid, discharged, removed or stayed within 30 calendar days;

•
Novartis Capital Corporation or Novartis AG stopping payment or ceasing business (except in each case in circumstances previously approved by the holders of a majority in principal (or, if any notes are original issue discount securities, such portion of the principal of such notes of such series as may then be accelerated pursuant to the terms of such notes) of the outstanding debt securities of all series affected (all such series voting as one class));

•
Novartis Capital Corporation becoming bankrupt or insolvent or entering into a provisional or definitive moratorium or making a general assignment for the benefit of its creditors;

•
Novartis AG becoming bankrupt or insolvent (or being obliged to notify the court of its financial situation in accordance with Article 725b of the Swiss Code of Obligations) or entering into a provisional or definitive moratorium (provisorische or definitive Nachlassstundung) or making a general arrangement with its creditors (Nachlassvertrag);

•
an order being made or effective resolution passed for the winding-up or dissolution of Novartis Capital Corporation or Novartis AG except (i) a winding-up or dissolution, the terms of such winding-up or dissolution having previously been approved by the holders of a majority in principal (or, if any notes are original issue discount securities, such portion of the principal of such notes of such series as may then be accelerated pursuant to the terms of such notes) of the outstanding debt securities of all series affected (all such series voting as one class) or (ii) a winding-up or dissolution in connection with any consolidation, merger, sale, lease or conveyance in accordance with the provisions described under “Description of Debt Securities — Consolidation, Merger, Sale, Lease or Conveyance” in the accompanying prospectus; or

•
if the guarantee with respect to the relevant series of notes ceases to be, or is claimed by Novartis AG not to be, in full force and effect.

Further Issuances
The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and we may from time to time, without the consent of the holders of any series of notes, establish and issue further notes of the same series having the same terms and conditions in all respects as the applicable notes being offered hereby, except for the issue date, the issue price and the first payment of interest thereon. We will not issue any further notes under the same CUSIP number unless such further notes are fungible with the notes for U.S. federal income tax purposes. Any additional notes of such series issued in this manner will be consolidated with and will form a single series with the notes of such series being offered hereby.
Trustee, Principal Paying Agent and Transfer Agent
HSBC Bank USA, National Association is the trustee under the indenture, and the principal corporate trust office of the trustee in The City of New York is also designated as the principal paying agent, registrar, transfer agent and calculation agent for the notes. We may at any time designate additional agents or rescind the designation of any agents or approve a change in the office through which any agent acts.

Book-Entry System
We will issue the notes of each series in the form of one or more fully registered form, each series of the notes will be represented by one or more global securities registered in the name of DTC’s nominee.
Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. The transfer of ownership of beneficial interests in a global security will be effected only through records maintained by DTC or its nominee, or by participants or persons that hold through participants.
Investors may elect to hold beneficial interests in the global securities through either DTC, Clearstream or Euroclear if they are participants in these systems, or indirectly through organizations which are participants in these systems. Beneficial interests in the global securities will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Upon receipt of any payment in respect of a global security, DTC or its nominee will immediately credit participants’ accounts with amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown in the records of DTC or its nominee. Payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing instructions and customary practices and will be the responsibility of those participants.
DTC holds securities of institutions that have accounts with it or its participants. Through its maintenance of an electronic book-entry system, DTC facilitates the clearance and settlement of securities transactions among its participants and eliminates the need to deliver securities certificates physically. DTC’s participants include securities brokers and dealers, including the underwriters of this offering, banks, trust companies, clearing corporations and other organizations. DTC is partially owned by some of these participants or their representatives. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and bylaws and requirements of law. The rules applicable to DTC and its participants are on file with the SEC.
Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear, or, collectively, the “U.S. Depositaries”.
Clearstream holds securities for its participating organizations, or “Clearstream Participants”, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.
Clearstream is registered as a bank in Luxembourg and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are worldwide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System, or the “Euroclear Operator”, in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.
Distributions with respect to the notes of a series held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.
Euroclear holds securities and book-entry interests in securities for participating organizations, or “Euroclear Participants”, and facilitates the clearance and settlement of securities transactions between

Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants with, among other things, safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.
Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global security through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.
Distributions with respect to notes of a series held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.
Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.
Cross-market transfers between DTC’s participating organizations, or the “DTC Participants”, on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global security in DTC, and making or receiving payment in accordance with normal procedures for same- day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.
Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global security from a DTC Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.
None of us, any of the underwriters and the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.
Same-Day Settlement and Payment
Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

TAX CONSIDERATIONS
The following summary of material considerations relating to U.S. federal income tax and Swiss tax is based upon laws, regulations, decrees, rulings, administrative practice and judicial decisions in effect all as of the date hereof. Legislative, judicial or administrative changes or interpretations may, however, be forthcoming. Any such changes or interpretations could affect the tax consequences to holders of the notes, possibly on a retroactive basis, and could alter or modify the statements and conclusions set forth herein. This summary does not purport to be a legal opinion or to address all tax aspects that may be relevant to a holder of the notes. Prospective purchasers of the notes are advised to consult their own tax advisors as to the tax consequences, under the tax laws of the country of which they are resident, of a purchase of notes including, without limitation, the consequences of the receipt of interest and (if applicable) any premium on, and of the sale or redemption of, the notes or any interest therein.
The summary in respect of Swiss tax considerations does not deal with the position of certain classes of noteholders, such as dealers, and relates only to those persons who are the absolute beneficial owners of the notes and who hold the notes as an investment.
United States Taxation
The following discussion summarizes the material U.S. federal income tax consequences associated with the purchase, ownership and disposition of the notes. This discussion is limited to beneficial owners of the notes who purchase notes in the initial offering at their “issue price”, which is generally the first price at which a substantial amount of the notes is sold to the public, and hold the notes as capital assets within the meaning of section 1221 of United States Internal Revenue Code of 1986, as amended (the “Code”). The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Code, regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as of the date hereof and all of which are subject to differing interpretations or to change, possibly with retroactive effect. It does not address considerations that may be relevant to an investor that is subject to special tax rules, such as certain financial institutions (e.g., a bank or thrift), a real estate investment trust, a regulated investment company, an insurance company, a pass-through entity (including an entity that is treated as a partnership for U.S. federal income tax purposes), a dealer in securities or currencies, trader in securities or commodities that elects mark-to-market treatment, a person that will hold notes as a position in a “straddle” or conversion transaction, a tax-exempt organization, certain former citizens or long-term residents of the United States, or a person whose “functional currency” is not the U.S. dollar. This discussion does not address the U.S. federal income tax considerations applicable to any holder of our existing indebtedness that may be refinanced with the net proceeds of this offering. In addition, this discussion does not address any estate, gift, foreign, state or local tax consequences; the special tax accounting rules under section 451(b) of the Code, the potential application of the Medicare contribution tax or the alternative minimum tax.
You are a “U.S. holder” for the purposes of this discussion if you are a beneficial owner of notes who, for U.S. federal income tax purposes, is treated as:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of the Code) or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

You are a “non-U.S. holder” for the purposes of this discussion if you are a beneficial owner of notes who, for U.S. federal income tax purposes, is treated as:
•
a nonresident alien individual;

•
a foreign corporation;

•
an estate that is not subject to U.S. federal income tax on a net income basis; or

•
a trust if (i) no U.S. court can exercise primary supervision over the trust’s administration or no U.S. person and no group of such persons is authorized to control all substantial decisions of the trust, and (ii) the trust has no election to be treated as a U.S. person in effect.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds or is the beneficial owner of the notes, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership, and partners in such a partnership should consult their tax advisors as to the tax consequences of an investment in the notes.
No rulings from the IRS have been or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained by a court of competent jurisdiction. You should consult your tax advisor regarding the tax consequences of holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local, non-U.S., or other tax laws.
U.S. Holders
Payments or Accruals of Interest
It is expected and the following discussion assumes that the notes of each series will be issued with less than de minimis original issue discount for U.S. federal income tax purposes. Payments or accruals of interest on a note (including any withholding tax and additional amounts paid with respect thereto, if any) will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of accounting for U.S. federal income tax purposes). Interest income on the notes will be treated as U.S. source income for U.S. federal income tax purposes, which may be relevant in calculating a U.S. holder’s foreign tax credit limitation.
Sale, Exchange or Other Taxable Disposition of Notes
Upon the sale, exchange or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount realized on the disposition (less any accrued interest, which will be taxable as ordinary income, as described above) and your tax basis in such note (generally, its cost less any principal payments previously received). Any such gain or loss generally will be U.S.-source capital gain or loss and will be long-term capital gain or loss if you have held the note for more than one year. Long-term capital gains recognized by non-corporate taxpayers are taxed at rates lower than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
A paying agent generally must file information returns with the IRS in connection with payments on the notes and proceeds from the sale, exchange, retirement or other disposition of the notes made within the United States, or through certain U.S.-related financial intermediaries, to a U.S. holder unless such U.S. holder is an exempt recipient. If you are U.S. holder, you may also be subject to backup withholding unless you provide proof that you are a corporation or other exempt recipient, or you provide your taxpayer identification number to the paying agent and certify that you are not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the IRS.
Non-U.S. Holders
Except as described below and under “Information Reporting and Backup Withholding” and “FATCA Withholding”, under current U.S. federal income tax law:

(a)
payments on a note to a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax, provided that, with respect to payments of interest, (i) the non-U.S. holder does not actually or constructively own 10% or more of the combined voting power of all classes of our stock, (ii) the non-U.S. holder is not a controlled foreign corporation related to us, actually or constructively through stock ownership, (iii) the non-U.S. holder is not a bank extending credit to us in the ordinary course of its trade or business, (iv) interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and (v) the beneficial owner certifies on a properly executed applicable IRS Form W-8BEN, or IRS Form W-8BEN-E, as applicable, under penalties of perjury, that it is not a United States person; and

(b)
a non-U.S. holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a note, unless (i) such gain is effectively connected with the conduct by the holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed based maintained by you) or (ii) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are satisfied.

Interest on a note that is not exempt from United States withholding tax as described above and is not effectively connected with a United States trade or business generally will be subject to United States withholding tax at a rate of 30% (or, if applicable, a lower treaty rate).
If interest or gain on a note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed in the same manner as a U.S. holder (see “U.S. Holders” above). In this case, you will be exempt from the withholding tax on interest discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.
Information Reporting and Backup Withholding
Information returns are required to be filed with the Internal Revenue Service in connection with interest payments on the notes. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may also be filed with the Internal Revenue Service in connection with the proceeds from a sale, exchange, retirement or other disposition of the notes and the non-U.S. holder may be subject to U.S. backup withholding tax on interest payments on the notes or on the proceeds from a sale, exchange, retirement or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.
FATCA Withholding
Provisions of the Code commonly referred to as “FATCA” impose a 30% U.S. federal withholding tax on payments of (i) interest and (ii) gross proceeds from sales, exchanges or other taxable dispositions of interest-bearing obligations, in each case, to certain “foreign financial institutions” and “nonfinancial foreign entities”, as defined in the Code, if certain disclosure or certification requirements related to U.S. accounts or ownership are not satisfied. Treasury regulations were published in proposed form that eliminate FATCA withholding on payments of gross proceeds from sales, exchanges or other taxable dispositions of instruments such as the notes. Pursuant to the proposed regulations, taxpayers may rely on this change to FATCA withholding until final regulations are issued. In addition, an intergovernmental agreement between the United States and the jurisdictions of a foreign financial institution may modify these rules. As noted above under “Description of the Notes — Payment of Additional Amounts”, none of Novartis Capital

Corporation, any paying agent nor any other person will be obligated to pay any additional amounts to “gross up” payments to the noteholders or beneficial owners of the notes for or on account of any withholding or deduction imposed under the Code, as amended, any U.S. Treasury Regulations or other guidance issued or agreements entered into thereunder, any official written interpretations thereof or any law implementing an intergovernmental approach thereto.
Noteholders are urged to consult their own tax advisors regarding the application of FATCA with respect to an investment in the notes.
Swiss Taxation
Swiss Withholding Tax
According to the current practice of the Swiss Federal Tax Administration, payments of principal and interest (and discount or premium, if any) or gains in respect of the notes by Novartis Capital Corporation or the Guarantor are not subject to Swiss withholding tax currently levied at the rate of thirty-five (35) per cent (Verrechnungssteuer), if the proceeds from the notes are neither directly nor indirectly used in Switzerland by any kind of intragroup financing which would constitute a harmful “use of proceeds in Switzerland” as interpreted by the Swiss Federal Tax Administration for purposes of Swiss withholding tax.
Swiss Federal Stamp Duty
The issue and the sale/purchase of the notes on the issuance day (primary market transaction) will not be subject to Swiss federal securities turnover tax on the dealing in securities (“Umsatzabgabe”). A transfer of the notes in a secondary market transaction where a bank or another securities dealer in Switzerland or in the Principality of Liechtenstein (as defined in the Swiss Federal Stamp Tax Act) acts as an intermediary or is a party to the transaction may be subject to Swiss federal securities turnover tax at an aggregate rate of up to 0.3% of the consideration paid for such notes, whereby typically half of the Swiss federal securities turnover tax is charged to each party to the transaction, but only if no statutory exemption applies in respect of one or both of the parties to the transaction. Under one of the statutory exemptions, the purchase or sale of a note will be exempt from Swiss federal securities turnover tax to the extent the purchaser or seller resides outside of Switzerland (or the Principality of Liechtenstein).
Income Taxation on Principal or Interest
(i)
Notes held by non-Swiss holders

A noteholder who is not a tax resident in Switzerland and who during the taxation year has not engaged in a trade or business carried on through a permanent establishment or fixed place of business in Switzerland will, in respect of payments of interest on, and repayment of principal of, the notes, and gain realized on the sale or redemption of notes, not be subject to income tax in Switzerland. See “Swiss Withholding Tax” above for the deduction of Swiss federal withholding tax on payments of interest on the notes.
(ii)
Notes held by Swiss resident holders as private assets

An individual who resides in Switzerland and holds the notes as private assets is required to include all payments of interest received on such notes in his or her personal income tax return for the relevant tax period and will be taxed on the net taxable income (including the payments of interest on the notes) for such tax period at the then prevailing tax rates.
Swiss resident individuals who sell or otherwise dispose of privately held notes realize either a tax-free private capital gain or a non-tax-deductible capital loss. See “Notes held as Swiss business assets” below for a summary on the tax treatment of individuals classified as “professional securities dealers.”
(iii)
Notes held as Swiss business assets

Swiss resident corporate taxpayers, corporate taxpayers residing abroad holding notes as part of a permanent establishment or fixed place of business situated in Switzerland, and individuals who hold notes as part of a permanent establishment or a business situated in Switzerland are required to recognize payments of interest on, and any capital gain or loss realized on the sale or other disposal of, such notes in their income statement for the relevant tax period and will be taxed on any net taxable earnings for such tax period at the then prevailing tax rates. The same taxation treatment also applies to Swiss resident individuals who, for Swiss income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealings or leveraged transactions in securities.
Automatic Exchange of Information
Switzerland has concluded a bilateral international agreement with the EU on the international automatic exchange of information (“AEOI”) in tax matters, which applies to all EU member states. In addition, Switzerland has concluded the multilateral competent authority agreement on the automatic exchange of financial account information (“MCAA”), and based on the MCAA, a number of bilateral AEOI agreements with other countries. Based on such agreements and the implementing laws of Switzerland, Switzerland collects and exchanges data in respect of financial assets, including notes, as the case may be, held in, and income derived thereon and credited to, accounts or deposits with a paying agent in Switzerland for the benefit of individuals resident in an EU member state or in another treaty state. An up-to- date list of the AEOI agreements to which Switzerland is a party that are in effect, or signed but not yet in effect, can be found on the website of the State Secretariat for International Financial Matters (“SIF”) (www.sif.admin.ch).
Swiss Facilitation of the Implementation of the U.S. Foreign Account Tax Compliance Act
Switzerland has concluded an intergovernmental agreement with the U.S. to facilitate the implementation of the U.S. Foreign Account Tax Compliance Act (“FATCA”). The agreement ensures that the accounts held by U.S. persons with Swiss financial institutions are disclosed to the U.S. tax authorities either with the consent of the account holder or by means of group requests within the scope of administrative assistance. Information will not be transferred automatically in the absence of consent, and instead will be exchanged only within the scope of administrative assistance on the basis of the double taxation agreement between the U.S. and Switzerland. On October 8, 2014, the Swiss Federal Council approved a mandate for negotiations with the U.S. on changing the current direct notification-based regime to a regime where the relevant information is sent to the Swiss Federal Tax Administration, which in turn provides the information to the U.S. tax authorities. The negotiations were concluded on November 13, 2023 and on June 27, 2024, the Swiss Federal Tax Administration issued a press release announcing the signing of a reciprocal FATCA Model 1 intergovernmental agreement (the “Model 1 IGA”). This means that Switzerland will also receive account data from the United States in the future. Swiss financial institutions will no longer provide the required data to the U.S. authorities, but rather to the Swiss Federal Tax Administration, which will then transmit it to the Internal Revenue Service. In Switzerland, the implementation of the Model 1 IGA necessitates changes to national law, which will be decided by the Federal Assembly. Such changes to national law implementing the Model 1 IGA are currently expected to enter into force in Switzerland on January 1, 2027. However, it is not possible to predict whether and when such changes will be enacted.

UNDERWRITING (CONFLICTS OF INTEREST)
The terms and conditions set forth in the terms agreement, which incorporates by reference the provisions of an underwriting agreement, govern the sale and purchase of the notes. The terms agreement and the underwriting agreement are referred to collectively as the underwriting agreement. Under the terms and subject to the conditions contained in an underwriting agreement dated March 16, 2026, we have agreed to sell to the underwriters named below, for whom BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC are acting as representatives, the following respective principal amounts of the notes:
Underwriter	Principal Amount of Floating Rate Notes	Principal Amount of 2029 Notes	Principal Amount of 2031 Notes	Principal Amount of 2033 Notes	Principal Amount of 2036 Notes	Principal Amount of 2046 Notes	Principal Amount of 2056 Notes
BNP Paribas Securities Corp.	$80,000,000	$200,000,000	$280,000,000	$320,000,000	$360,000,000	$160,000,000	$360,000,000
Citigroup Global Markets Inc.	$80,000,000	$200,000,000	$280,000,000	$320,000,000	$360,000,000	$160,000,000	$360,000,000
Deutsche Bank Securities Inc.	$80,000,000	$200,000,000	$280,000,000	$320,000,000	$360,000,000	$160,000,000	$360,000,000
J.P. Morgan Securities LLC	$80,000,000	$200,000,000	$280,000,000	$320,000,000	$360,000,000	$160,000,000	$360,000,000
Mizuho Securities USA LLC	$80,000,000	$200,000,000	$280,000,000	$320,000,000	$360,000,000	$160,000,000	$360,000,000
BofA Securities, Inc.	$25,000,000	$62,500,000	$87,500,000	$100,000,000	$112,500,000	$50,000,000	$112,500,000
HSBC Securities (USA) Inc.	$25,000,000	$62,500,000	$87,500,000	$100,000,000	$112,500,000	$50,000,000	$112,500,000
SG Americas Securities, LLC	$25,000,000	$62,500,000	$87,500,000	$100,000,000	$112,500,000	$50,000,000	$112,500,000
UBS Securities LLC	$25,000,000	$62,500,000	$87,500,000	$100,000,000	$112,500,000	$50,000,000	$112,500,000
Total	$500,000,000	$1,250,000,000	$1,750,000,000	$2,000,000,000	$2,250,000,000	$1,000,000,000	$2,250,000,000
The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased, or the offering of notes may be terminated. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The underwriters propose to offer each series of notes initially at the respective price to public listed on the cover page of this prospectus supplement and to other broker-dealers at the applicable price to public less a selling concession of 0.100% of the principal amount per floating rate note, 0.100% of the principal amount per 2029 note, 0.150% of the principal amount per 2031 note, 0.150% of the principal amount per 2033 note, 0.200% of the principal amount per 2036 note, 0.350% of the principal amount per 2046 note and 0.400% of the principal amount per 2056 note.
The underwriters and the other broker-dealers may allow a discount of 0.050% of the principal amount per floating rate note, 0.050% of the principal amount per 2029 note, 0.080% of the principal amount per 2031 note, 0.100% of the principal amount per 2033 note, 0.120% of the principal amount per 2036 note, 0.200% of the principal amount per 2046 note and 0.220% of the principal amount per 2056 note to other broker-dealers. After the initial public offering, the underwriters may change the price to public and concession and discount to broker-dealers.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).
Paid by Us
Per Floating Rate Note	0.180%
Per 2029 Note	0.180%
Per 2031 Note	0.230%
Per 2033 Note	0.280%
Per 2036 Note	0.330%
Per 2046 Note	0.580%
Per 2056 Note	0.630%
We estimate that our expenses (which consist of, among other fees, SEC registration fees, rating agency fees and expenses, legal fees and expenses, accounting fees and expenses and printing expenses) for this offering, excluding underwriting discounts, will be approximately $7.72 million.
The notes are new issues of securities with no established trading markets. The notes will not be listed on any securities exchange or interdealer market quotation system. Representatives of the underwriters have informed us that one or more of the underwriters intend to make a secondary market for each series of notes. However, they are not obligated to do so and may discontinue making a secondary market for either series of notes at any time without notice. No assurance can be given as to how liquid or sustainable the trading markets, if any, for the notes will be.
Each underwriter has agreed that it will not offer or sell, directly or indirectly, any of the notes in any jurisdiction where such offer or sale is not permitted.
We have agreed to indemnify the several underwriters against liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in that respect.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In particular, certain of the underwriters in this offering, or their affiliates, are lenders and/or agents under the Avidity Bridge Loan, in which case they will receive a portion of the net proceeds from this offering as a result of our intended use of proceeds. See “— Conflicts of Interest” below.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. Certain of the underwriters or their affiliates have a lending relationship with us and routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•
Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase, which creates a syndicate short position.

•
Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing or a syndicate covering transaction to cover syndicate short positions.

In connection with the offering of the notes, the underwriters (or persons acting on their behalf) may over- allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, stabilization might not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant notes is made and, if begun, may cease at any time, but it must end no later than 30 calendar days after the issue date of the relevant notes and 60 calendar days after the date of allotment of the relevant notes, whichever is the earlier.
We expect that delivery of the notes will be made against payment therefor on or about March 18, 2026, which is the second business day after the date hereof. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof will be required, by virtue of the fact that the notes initially will not settle in T+1, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.
Conflicts of Interest
As described in “Use of Proceeds,” we intend to use the net proceeds from the sale of the notes for general corporate purposes outside of Switzerland, including to repay outstanding borrowings under the Avidity Bridge Loan. Because certain of the underwriters in this offering and/or their respective affiliates are lenders and/or agents under the Avidity Bridge Loan, more than five percent of the net proceeds of the offering may be paid to members or affiliates of members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) participating in this offering, which creates a conflict of interest under FINRA Rule 5121. As a result, this offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the notes will be investment grade rated.

SELLING RESTRICTIONS
European Economic Area
Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the EEA. For the purposes of this provision, (a) the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II, or (ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II or (iii) not a qualified investor as defined in the Prospectus Regulation and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.
United Kingdom
Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes which are the subject of the offering contemplated by this Prospectus in relation thereto to any retail investor in the United Kingdom. For the purposes of this provision:
(a)
the expression retail investor means a person who is neither:

(i)
a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; nor

(ii)
a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024; and

(b)
the expression offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to buy or subscribe for the notes.

Each underwriter has represented and agreed that:
(a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which section 21(1) of the FSMA does not apply to Novartis Capital Corporation or Novartis AG; and
(b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
Switzerland
The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the FinSA and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
Canada
The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
No notes may be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.
No advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been or will be issued other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the FIEL, and the notes will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.
Singapore
Each of the underwriters has severally acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore (the “MAS”).
Accordingly, each of the underwriters has represented, warranted and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.
Singapore Securities and Futures Act Product Classification — Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are a “prescribed capital markets product” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and an Excluded Investment Product (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Cayman Islands
No invitation, whether direct or indirect, may be made to a member of the public in the Cayman Islands to purchase the notes. Accordingly, no such invitation is made by this prospectus supplement.
Taiwan
The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

LEGAL MATTERS
The validity of the notes and certain other matters with respect to Swiss law will be passed upon for us by Advestra AG, Zurich, Switzerland. Certain matters with respect to U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Certain matters with respect to U.S. federal and New York State law will be passed upon for the underwriters by Linklaters LLP, New York, New York.
EXPERTS
The consolidated financial statements of Novartis AG as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 have been incorporated by reference herein in reliance upon the report of KPMG AG, Switzerland, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS
Novartis Capital Corporation
Debt Securities
Fully and Unconditionally Guaranteed by
Novartis AG

We may offer debt securities from time to time in one or more series through this prospectus. The debt securities will be issued by Novartis Capital Corporation, a wholly-owned indirect subsidiary of Novartis AG, and will be fully and unconditionally guaranteed by Novartis AG.
We will provide the specific terms of the debt securities we offer in one or more supplements to this prospectus. You should read this prospectus and any related prospectus supplement or free writing prospectus carefully before you invest in our debt securities. Our debt securities may be denominated in U.S. dollars or in any other currencies, currency units or composite currencies as we may designate.
We may offer these debt securities through underwriters, agents or dealers or directly to institutional purchasers. The accompanying prospectus supplement or free writing prospectus will set forth the names of any underwriters or agents and any applicable commissions or discounts. The prospectus supplement or free writing prospectus will also set forth the proceeds we will receive from any sale of debt securities and the intended use thereof.
Investing in our debt securities involves certain risks. See “Risk Factors” on page 3 to read about certain factors you should consider before investing in our debt securities.
Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement or free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 16, 2024.

Neither we nor any underwriters or agents have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any related prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor any underwriters or agents have authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of these documents. We are not making an offer of these securities in any state or other jurisdiction where the offer or sale is not permitted.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. This prospectus does not include all of the information contained in the registration statement of which it is a part. Under this shelf registration process, we may sell any combination of the debt securities described in this prospectus in one or more offerings.
This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered debt securities. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering and the offered debt securities. Those terms and information may vary from the terms described in this prospectus. As a result, the summary description of the debt securities in this prospectus is subject to, and qualified by reference to, the descriptions of the particular terms of any debt securities contained in any related prospectus supplement or free writing prospectus. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. You should read each of this prospectus, any related prospectus supplement and any free writing prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”. If there are any inconsistencies between the information contained in this prospectus and the information contained in any prospectus supplement or free writing prospectus, the information in the prospectus supplement or free writing prospectus, as applicable, will prevail.
Any debt securities issued by Novartis Capital Corporation will be fully and unconditionally guaranteed by Novartis AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland. The term “guarantor” refers to Novartis AG. Unless the context requires otherwise, the terms “we”, “our”, “us”, “Novartis” and similar words or phrases in this prospectus refer to Novartis AG and its consolidated affiliates. However, each Novartis affiliate is legally separate from all other Novartis affiliates and manages its business independently through its respective board of directors or similar supervisory body or other top local management body, if applicable.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
We have filed with the SEC a “shelf” registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more details about us and the securities that may be offered by this prospectus, you may examine the registration statement on Form F-3 and the exhibits filed with it at the website provided in the previous paragraph.
We maintain a corporate website at www.novartis.com. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The rules of the SEC allow us to incorporate by reference information in this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference in this prospectus is considered to be a part of this prospectus. Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. This prospectus incorporates by reference the documents listed below:
•
our Annual Report on Form 20-F for the year ended December 31, 2023; and

•
our Reports on Form 6-K furnished to the SEC on April 23, 2024 (only with respect to (i) the information under “R&D update — key developments from the first quarter” and “Novartis proposes Dr. Giovanni Caforio as Chair of the Board of Directors at the AGM in 2025” in Exhibit 99.1 thereto and (ii) Exhibit 99.2 thereto), July 18, 2024 (only with respect to (i) the information under “R&D update — key developments from the second quarter” and “2025 Annual General Meeting” in Exhibit 99.1 thereto and (ii) Exhibit 99.2 thereto) and August 8, 2024 (only with respect to the first two full paragraphs of the Media & Investor Release included therein).

All subsequent annual reports on Form 20-F that we file with the SEC after the date hereof and prior to the termination or expiration of the registration statement of which this prospectus forms a part shall be incorporated by reference. We may incorporate by reference any reports on Form 6-K that we furnish to the SEC that we specifically identify in such form or in any applicable prospectus supplement as being incorporated by reference into this prospectus or such prospectus supplement after the date hereof and prior to the completion of an offering of securities under this prospectus.
You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. Our filings with the SEC, including our Annual Reports on Form 20-F and Reports on Form 6-K and exhibits incorporated in and amendments to those reports, are also available free of charge on our website (www.novartis.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part. We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the reports or documents incorporated by reference in this prospectus at no cost, upon written or oral request to us at any of the following addresses:
Novartis International AG Investor Relations P.O. Box CH-4002 Basel Switzerland Tel: +41 61 324 79 44 E-mail: investor.relations@novartis.com	Novartis Services, Inc. Investor Relations One Health Plaza East Hanover, NJ 07936 USA Tel: +1 862 778 2100 E-mail: investor.relations@novartis.com
PRESENTATION OF FINANCIAL INFORMATION
We present our consolidated financial statements in U.S. dollars and in accordance with International Financial Reporting Standards® (“IFRS”) Accounting Standards as issued by the International Accounting Standards Board. When we refer to “$”, we mean U.S. dollars. Except where noted, all financial information is presented in accordance with IFRS.

RISK FACTORS
Investing in our debt securities involves certain risks. You should read “Risk Factors” on pages 9 – 20 of our annual report on Form 20-F for the year ended December 31, 2023, which is incorporated by reference in this prospectus, or similar sections in subsequent filings incorporated by reference in this prospectus, for a discussion of certain factors you should consider before investing in our debt securities. You should also read any risks described in any prospectus supplement or free writing prospectus related to a specific offering of our debt securities.
FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated by reference in this prospectus contain certain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act and the United States Private Securities Litigation Reform Act of 1995, as amended. Other written materials filed with or furnished to the SEC by Novartis, as well as other written and oral statements made to the public, may also contain forward-looking statements. Forward-looking statements can be identified by words such as “potential”, “expected”, “will”, “planned”, “pipeline”, “outlook”, “may”, “could”, “would”, “anticipate”, “seek” or similar terms, or by express or implied discussions regarding potential new products, potential new indications for existing products, or regarding potential future revenues from any such products or indications; or regarding the potential outcome, or financial or other impact on Novartis, of any of the transactions described; or regarding the potential impact of share buybacks; or regarding potential future sales or earnings of Novartis or potential shareholder returns; or regarding potential future credit ratings of Novartis; or by discussions of strategy, plans, expectations or intentions. Such forward-looking statements are based on the current beliefs and expectations of management regarding future events, and are subject to significant known and unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth or implied in the forward-looking statements. You should not place undue reliance on forward-looking statements.
In particular, our expectations could be affected by, among other things:
•
Uncertainties regarding the success of key products, commercial priorities and strategy;

•
Uncertainties in the research and development of new healthcare products, including clinical trial results and additional analysis of existing clinical data, and the use of new and disruptive technologies, including artificial intelligence (AI);

•
Global trends toward healthcare cost-containment, including new laws and regulations, ongoing government, payer and general public pricing and reimbursement pressures and requirements for increased pricing transparency;

•
Our ability to realize the strategic benefits, operational efficiencies or opportunities expected from our external business opportunities;

•
Our ability to realize the intended benefits of our separation of Sandoz into a new publicly traded standalone company;

•
Our ability to obtain or maintain proprietary intellectual property protection, including the ultimate extent of the impact on Novartis of the loss of patent protection and exclusivity on key products that commenced in prior years and is expected to continue this year;

•
Our performance on environmental, social and governance matters;

•
Uncertainties in the development or adoption of potentially transformational digital technologies and business models;

•
Uncertainties regarding potential significant breaches of information security or disruptions of our information technology systems;

•
Uncertainties surrounding the implementation of our new IT projects and systems;

•
Our reliance on outsourcing key business functions to third parties;

•
Uncertainties regarding actual or potential legal proceedings, including, among others, litigation and other legal disputes with respect to our recent transactions, product liability litigation, litigation and investigations regarding sales and marketing practices, intellectual property disputes and government investigations generally;

•
Safety, quality, data integrity or manufacturing issues;

•
Our ability to identify, attract, integrate, develop and retain key personnel and qualified individuals for critical roles;

•
Regulatory actions or delays or government regulation generally, including potential regulatory actions or delays with respect to the development of our products;

•
Our ability to comply with evolving regulatory requirements and meet societal expectations concerning environmental, social and governance matters;

•
Our ability to comply with cybersecurity and data privacy laws and regulations, and uncertainties regarding potential significant breaches of data privacy;

•
Our ability to adapt to major geopolitical and macroeconomic developments, including the effects of and efforts to mitigate pandemic diseases such as COVID-19, and the impact of the war in certain parts of the world;

•
Uncertainties involved in predicting shareholder returns;

•
Uncertainties regarding the effects of recent and anticipated future changes in tax laws and their application to us;

•
Uncertainties regarding future global exchange rates; and

•
Uncertainties regarding our supply chain and future demand for our products.

Some of these and other risks and factors are discussed in more detail in our current Form 20-F on file with the SEC, including under “Part I — Item 3. Key Information — Item 3.D. Risk factors”, “Part I — Item 4. Information on the Company” and “Part I — Item 5. Operating and Financial Review and Prospects”. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus or in the documents incorporated herein by reference as anticipated, believed, estimated or expected. We provide the information in this prospectus, any applicable prospectus supplement or free writing prospectus and any document incorporated herein by reference as of the relevant filing date. We do not intend, and do not assume any obligation, to update any information or forward-looking statements set out in any such documents as a result of new information, future events or otherwise.

USE OF PROCEEDS
Unless we tell you otherwise in a prospectus supplement or free writing prospectus, we will use the net proceeds from the sale of the debt securities described in this prospectus for our general corporate purposes outside of Switzerland, which may include the refinancing of existing short- and long-term indebtedness or investing the net proceeds in marketable securities as part of our liquidity management process.

NOVARTIS AG
Novartis AG was incorporated on February 29, 1996 under the laws of Switzerland as a stock corporation (Aktiengesellschaft) with an indefinite duration. On December 20, 1996, our predecessor companies, Ciba-Geigy AG and Sandoz AG, merged into this new entity, creating Novartis. Novartis AG is domiciled in and governed by the laws of Switzerland. Its registered office is located at Novartis AG, Lichtstrasse 35, CH-4056 Basel, Switzerland, and its telephone number is +41 61 324 1111.
Novartis is an innovative medicines company. Our purpose is to reimagine medicine to improve and extend people’s lives. Our strategy is to focus on high-value, innovative medicines that alleviate society’s greatest disease burdens through technology leadership in R&D and novel access approaches. To support our strategy, we have clear focus areas where we commit most of our time, energy and resources. These core therapeutic areas are cardiovascular, renal and metabolic; immunology; neuroscience; and oncology.
In 2023, Novartis achieved net sales from continuing operations of USD 45.4 billion, and net income from continuing operations amounted to USD 8.6 billion. Headquartered in Basel, Switzerland, we employed 76,057 full-time equivalent employees as of December 31, 2023. Our products are sold in approximately 130 countries around the world.
Beginning in September 2023, we reorganized our operations into the following five organizational units:
•
Biomedical Research is our innovation engine, focused on creating new ways of fighting disease and turning scientific breakthroughs into new medicines with the potential to change lives.

•
Development oversees the development of potential new medicines through clinical trials to confirm their safety and efficacy, and steers the way to regulatory approval for use by patients.

•
Operations manufactures and delivers our medicines to customers, while also overseeing the global functions of IT, procurement and real estate services.

•
The two commercial units, US and International, focus on their respective geographic areas. They work with customers to provide innovative medicines and services that improve treatment options and raise the quality of care for patients.

Our shares are listed on the SIX Swiss Exchange under the symbol “NOVN” and on the New York Stock Exchange (NYSE) in the form of American Depositary Receipts (ADRs) representing American Depositary Shares (ADSs) under the symbol “NVS”.

NOVARTIS CAPITAL CORPORATION
Novartis Capital Corporation is a wholly-owned indirect subsidiary of Novartis AG and was incorporated as a corporation under the laws of Delaware on July 23, 2008. It exists for the purpose of issuing debt securities, the proceeds of which will be invested by it in marketable securities or advanced to, or otherwise invested in, subsidiaries or affiliates of Novartis AG. The principal office of Novartis Capital Corporation is located at One Health Plaza, East Hanover, New Jersey 07936, USA.

LEGAL OWNERSHIP OF DEBT SECURITIES
“Street Name” and Other Indirect Holders
We generally will not recognize investors who hold debt securities in accounts at banks or brokers as legal holders of those debt securities. Holding securities in accounts at banks or brokers is called holding in “street name”. If an investor holds debt securities in street name, we recognize only the bank or broker or the financial institution the bank or broker uses to hold the debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:
•
how it handles payments and notices with respect to securities;

•
whether it imposes fees or charges;

•
how it would handle voting if ever required;

•
how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•
whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•
how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Registered Holders
Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, extend only to persons who are registered as holders of debt securities. As noted above, we do not have obligations directly to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you but does not do so.
Global Securities
A global security is a special type of indirectly held security. If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners of the debt securities will be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities represented by the global security not be registered in the name of any other holder except in the special situations described below. The financial institution that acts as the sole registered holder of the global security is called the depositary. Any person wishing to own a debt security may do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The applicable prospectus supplement or free writing prospectus will indicate whether your series of debt securities will be issued only as global securities.
Transfers of debt securities represented by the global security will be made only on the records of the depositary or its nominee by transferring such debt securities from the account of one broker, bank or financial institution to the account of another broker, bank or financial institution. These transfers are made electronically only and are also known as book-entry transfers. Securities in global form are sometimes also referred to as being in book-entry form.
As an indirect holder, your rights relating to a global security will be governed by the account rules of your broker, bank or financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of debt securities and instead will deal only with the depositary that holds the global security.
You should be aware that if debt securities are issued only in the form of a global security:
•
except in very limited circumstances described below, you will not have any right to have debt securities registered in your own name;

•
you cannot receive physical certificates for your interest in the debt securities;

•
you will be a street name holder and must look to your own broker, bank or financial institution for payments on the debt securities and protection of your legal rights relating to the debt securities;

•
you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own securities in the form of physical certificates;

•
the depositary’s policies will govern payments, transfers, exchanges and other matters relating to your indirect interest in the global security. We and the trustee will have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also will not supervise the depositary in any way; and

•
the depositary will require that indirect interests in the global security be purchased or sold within its system using same-day funds for settlement.

In a few special circumstances described below, the global security will terminate and the indirect interests in it will be exchanged for registered debt securities represented by physical certificates. After that exchange, the choice of whether to hold debt securities in registered form or in street name will be up to you. You must consult your broker, bank or financial institution to find out how to have your interests in debt securities transferred to your name, so that you will be a registered holder.
Unless we specify otherwise in the applicable prospectus supplement or free writing prospectus, the special circumstances for termination of a global security are:
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when the depositary notifies us that it is unwilling or unable to continue as depositary and we do not or cannot appoint a successor depositary within 90 days;

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the depositary ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

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an event of default has occurred and is continuing and beneficial owners representing a majority in principal amount of the applicable series of debt securities have advised the depositary to cease acting as the depositary; or

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we decide we do not want to have the debt securities of that series represented by a global security.

The prospectus supplement or free writing prospectus may also list additional circumstances for terminating a global security that would apply only to the particular series of debt securities covered by the applicable prospectus supplement or free writing prospectus. When a global security terminates, the depositary (and not us or the trustee) is responsible for deciding the names of the institutions that will be the initial registered holders.
The Term “Holder” as Used in this Prospectus and Elsewhere
In the descriptions of the debt securities included in this prospectus and any prospectus supplement or free writing prospectus, when we refer to the “holder” of a given debt security as being entitled to certain rights or payments, or being permitted to take certain actions, we are in all cases referring to the registered holder of the debt security.
While you would be the registered holder if you held a certificated security registered in your name, it is likely that the holder will actually be either the broker, bank or other financial institution where you have your street name account, or, in the case of a global security, the depositary. If you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a debt security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement or free writing prospectus will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot exercise the option yourself by following the procedures described in the applicable prospectus supplement or free writing prospectus. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement or free writing prospectus relating to the debt security.

DESCRIPTION OF DEBT SECURITIES
This section describes the general terms that may apply to any debt securities that we may offer pursuant to this prospectus. The specific terms of any offered debt securities, and the extent to which the general terms described in this section apply to those debt securities, will be described in the related prospectus supplement or free writing prospectus at the time of the offer.
General
As used in this prospectus, “debt securities” means the debentures, notes, bonds, guarantees and other evidences of indebtedness that Novartis Capital Corporation issues, Novartis AG fully and unconditionally guarantees and the trustee authenticates and delivers under the indenture (as defined below). The debt securities will be direct unsecured obligations of Novartis Capital Corporation and will rank equally and ratably without preference among themselves and at least equally with all of the other unsecured and unsubordinated indebtedness of Novartis Capital Corporation. The guarantees will be direct unsecured obligations of Novartis AG and will rank equally and ratably without preference among themselves and at least equally with all other unsecured and unsubordinated guarantees and indebtedness of Novartis AG.
The debt securities will be issued in one or more series under an indenture (the “indenture”), dated as of February 10, 2009, among Novartis Capital Corporation, Novartis Securities Investment Ltd. and Novartis Finance S.A., as issuers, HSBC Bank USA, National Association, as trustee, and Novartis AG, as guarantor. Even though they are issuers under the indenture, Novartis Securities Investment Ltd. and Novartis Finance S.A. will not be offering any of the debt securities being registered on the Registration Statement on Form F-3 of which this prospectus forms a part. The indenture is qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
This prospectus briefly outlines the provisions of the indenture and the description included herein is qualified in its entirety by reference to the indenture. The terms of the indenture include both those stated in the indenture and those made part of the indenture by the Trust Indenture Act. The indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you, as well as any supplemental indentures and/or officer’s certificates to the extent such documents describe terms applicable to a series of debt securities that differ from or are additional to the terms of the indenture.
The indenture does not contain any covenants or other provisions designed to protect holders of the debt securities against a reduction in the creditworthiness of Novartis AG or Novartis Capital Corporation in the event of a highly leveraged transaction or that would prohibit other transactions that might adversely affect holders of the debt securities.
Issuances in Series
The indenture does not limit the amount of debt securities that may be issued. The debt securities may be issued in one or more series with the same or various maturities, at a price of 100% of their principal amount or at a premium or a discount. Not all debt securities of any one series need be issued at the same time, and, unless otherwise provided, any series may be reopened, without the consents of the holders of debt securities of that series, for issuances of additional debt securities of that series. Except in the limited circumstances described below under “— Covenants — Limitation on Liens”, the debt securities will not be secured by any property or assets of Novartis AG or Novartis Capital Corporation.
The terms of any authorized series of debt securities will be described in a prospectus supplement or free writing prospectus. These terms will include some or all of the following:
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the title, aggregate principal amount and denominations of the debt securities;

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the date or dates on which principal will be payable;

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the percentage of the principal amount at which the debt securities will be issued and whether the debt securities will be “original issue discount” securities for U.S. federal income tax purposes. If original issue discount debt securities are issued (generally, securities that are issued at a substantial discount below their principal amount), the special U.S. federal income tax and other considerations of a purchase of original issue discount debt securities will be described;
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the rate or rates, which may be fixed or variable, at which the debt securities will bear interest;

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the interest payment dates;

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any optional or mandatory redemption terms;

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whether any sinking fund is required;

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the currency in which the debt securities will be denominated or principal, premium or interest will be payable, if other than U.S. dollars;

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whether the debt securities are to be issued as individual certificates to each holder or in the form of global certificates held by a depositary on behalf of beneficial owners;

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information describing any book-entry features;

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the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for any series;

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the applicability of the defeasance and covenant defeasance provisions described in this prospectus, or any modifications of those provisions;

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any deletions from, modifications of or additions to the events of default or covenants with respect to the debt securities; and

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any other terms, conditions, rights or preferences of the debt securities.

The prospectus supplement or free writing prospectus relating to any series of debt securities may add to or change statements contained in this prospectus. The applicable prospectus supplement or free writing prospectus may also include, if applicable, a discussion of certain U.S. federal income tax and Swiss income tax considerations.
Novartis AG Guarantees
Debt securities issued by Novartis Capital Corporation will be fully and unconditionally guaranteed by Novartis AG. If for any reason Novartis Capital Corporation does not make any required payment in respect of its debt securities when due, whether on the normal due date, on acceleration, redemption or otherwise, Novartis AG will cause the payment to be made to, or to the order of, the trustee. The holder of a guaranteed debt security will be entitled to payment under the applicable guarantee of Novartis AG without taking any action whatsoever against Novartis Capital Corporation.
Payment and Transfer
The debt securities will be issued only as registered securities, which means that the name of the holder will be entered in a register that will be kept by the trustee or another agent appointed by us. Unless stated otherwise in a prospectus supplement or free writing prospectus, and except as described under “— Book-Entry System” below, payments of principal, interest and additional amounts (as described in the applicable prospectus supplement or free writing prospectus), if any, will be made at the office of the paying agent or agents named in the applicable prospectus supplement or free writing prospectus or by check mailed to registered holders at the address appearing in the register.
Unless other procedures are described in a prospectus supplement or free writing prospectus and except as described under “— Book-Entry System” below, you will be able to transfer registered debt securities at the office of the transfer agent or agents named in the applicable prospectus supplement or free writing prospectus. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.
Neither we nor the trustee will impose any service charge for any transfer or exchange of a debt security; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

Consolidation, Merger, Sale, Lease or Conveyance
Novartis AG and Novartis Capital Corporation have agreed in the indenture not to consolidate with or merge with or into any other person or sell, lease, convey or otherwise dispose of all or substantially all of their respective properties and assets to any person (except that Novartis Capital Corporation may merge with or into Novartis AG and Novartis AG may merge with or into Novartis Capital Corporation), unless:
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Novartis AG or Novartis Capital Corporation, as the case may be, is the continuing person, or the successor expressly assumes by supplemental indenture their respective obligations under the indenture;

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the continuing person is organized and validly existing under the laws of (i) if the continuing person is a successor to Novartis Capital Corporation, Delaware or Switzerland, (ii) if the continuing person is a successor to Novartis AG, the United States or Switzerland or (iii) in any case, a jurisdiction that is a member country of the Organization for Economic Cooperation and Development (or any successor) and, if it is not organized and validly existing under the laws of (x) in the case of Novartis Capital Corporation, Delaware, (y) in the case of Novartis AG, the United States or (z) in any case, Switzerland, the continuing person agrees by supplemental indenture to be bound by an additional amounts covenant comparable to that described in the applicable prospectus supplement or free writing prospectus with respect to taxes imposed in the continuing person’s jurisdiction of organization (in which case the continuing person will benefit from a redemption option for tax reasons comparable to that described in the applicable prospectus supplement or free writing prospectus);

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immediately after the transaction, no default or event of default under the debt securities has occurred and is continuing; and

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Novartis AG or Novartis Capital Corporation, as applicable, delivers to the trustee an officer’s certificate and, if neither Novartis AG nor Novartis Capital Corporation, as applicable, is the continuing person, an opinion of counsel, in each case stating, among other things, that the transaction and the supplemental indenture, if required, comply with these provisions and the indenture.

Covenants
Limitation on Liens
Novartis Capital Corporation and Novartis AG have agreed in the indenture, for so long as any debt securities are outstanding, not to create or have outstanding any lien upon the whole or any part of its assets, present or future (including any uncalled capital), in order to secure any existing or future relevant indebtedness (as this term is defined below) or to secure any guarantee or indemnity in respect thereof without in any such case at the same time securing the debt securities equally and ratably with such relevant indebtedness (or any guarantee or indemnity in respect thereof) or creating such other security approved by Novartis Capital Corporation and/or Novartis AG (as the case may be) and the holders of a majority in principal amount of all affected series of debt securities, voting as one class.
The restrictions on liens will not apply to:
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liens arising by operation of law; and

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liens on the assets of any person existing at the time such person is merged with or into or consolidated with Novartis AG.

For purposes of the limitation on liens covenant, the term “relevant indebtedness” means any loan or other indebtedness in the form of, or represented or evidenced by, bonds, debentures, notes or other securities that are or are capable of being quoted, listed or traded on any stock exchange or in any securities market or over-the-counter market. For purposes of the limitation on liens covenant, “assets” refers to assets of Novartis Capital Corporation and Novartis AG, respectively, and does not include the assets of their respective subsidiaries.
Additional Covenants
We may be subject to additional covenants, including restrictive covenants in respect of one or more particular series of debt securities. Such additional covenants will be set forth in the applicable prospectus supplement or free writing prospectus and, to the extent necessary, in the supplemental indenture, officer’s certificate and/or board resolution relating to such series of debt securities.
Events of Default
The events of default with respect to a series of debt securities will be set forth in the applicable prospectus supplement or free writing prospectus and, to the extent necessary, in the supplemental indenture, officer’s certificate and/or board resolution relating to such series of debt securities.
For purposes of the definition of “event of default”, the term “indebtedness” means any indebtedness for monies borrowed or raised including, without limitation, any debenture, note, bond or like security.
An event of default with respect to a particular series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.
The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium or interest) if it, in good faith, considers such withholding of notice to be in the best interests of the holders. A default is any event which is an event of default described above or would be an event of default but for the giving of notice or the passage of time.
If an event of default occurs and continues, the trustee or the holders of the aggregate principal amount of the debt securities specified below may require us to repay immediately, or accelerate:
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the entire principal of the debt securities of such series; or

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if the debt securities are original issue discount securities, such portion of the principal as may be described in the applicable prospectus supplement or free writing prospectus.

If the event of default occurs because of a default in a payment of principal or interest on the debt securities of any series, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of that series can accelerate that series of debt securities. If the event of default occurs because of a failure to perform any other covenant in the indenture or any covenant for the benefit of one or more, but not all, of the series of debt securities, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of all series affected, voting as one class, can accelerate all of the affected series of debt securities. If the event of default occurs because of bankruptcy proceedings, then all of the debt securities under the indenture will be accelerated automatically. Therefore, except in the case of a default on a payment of principal or interest on the debt securities of your series or a default due to our bankruptcy or insolvency, it is possible that you may not be able to accelerate the debt securities of your series because of the failure of holders of other series to take action.
The holders of a majority of the aggregate principal amount of the debt securities of all affected series, voting as one class, can rescind this accelerated payment requirement or waive any past default or event of default or allow noncompliance with any provision of the indenture. However, they cannot waive a default in payment of principal of, premium, if any, or interest on any of the debt securities when due otherwise than as a result of acceleration.
After an event of default, the trustee must exercise the same degree of care a prudent person would exercise under the circumstances in the conduct of her or his own affairs. Subject to these requirements, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of all affected series of debt securities, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or is unduly prejudicial to the rights of other holders.
No holder will be entitled to pursue any remedy with respect to the indenture unless the trustee fails to act for 60 days after it is given:
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notice of default by that holder;

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a written request to enforce the indenture by the holders of not less than 25% in principal amount of all outstanding debt securities of any affected series; and

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an indemnity to the trustee, satisfactory to the trustee;

and during this 60-day period the holders of a majority in principal amount of all outstanding debt securities of such affected series do not give a direction to the trustee that is inconsistent with the enforcement request. These provisions will not prevent any holder of debt securities from enforcing payment of the principal of (and premium, if any) and interest on the debt securities at the relevant due dates.
If an event of default with respect to a series of debt securities occurs and is continuing, the trustee will mail to the holders of those debt securities a notice of the event of default within 90 days after it occurs. However, except in the case of a default in any payment in respect of a series of debt securities, the trustee shall be protected in withholding notice of an event of default if it determines in good faith that this is in the interests of the holders of the relevant debt securities.
Modification of the Indenture
In general, we may modify our rights and obligations and those of the holders under the indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to such modification. However, the indenture provides that, unless each affected holder agrees, an amendment cannot:
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make any adverse change to any payment term of a debt security such as extending the maturity date, extending the date on which we have to pay interest or make a sinking fund payment, reducing the interest rate, reducing the amount of principal or additional amounts payable, changing the currency in which we have to make any payment of principal, premium or interest, modifying any redemption or repurchase right, or right to convert or exchange any debt security, to the detriment of the holder and impairing any right of a holder to bring suit for payment;

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waive any payment default;

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reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default; or

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make any other change to the amendment provisions of the indenture, except to increase any percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holders of each outstanding debt security affected thereby.

However, if Novartis Capital Corporation, Novartis AG and the trustee agree, the indenture may be amended without notifying any holders or seeking their consent for any of the following purposes:
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to cure any ambiguity, defect or inconsistency in the indenture; provided that such amendment or supplement shall not materially and adversely affect the interests of the holders;

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to comply with sections of the indenture governing when Novartis AG or Novartis Capital Corporation may merge or consolidate or sell, lease, convey or otherwise dispose of all or substantially all of its properties and assets;

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to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

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to evidence and provide for the acceptance by a successor trustee of appointment under the indenture with respect to the debt securities of any or all series;

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to establish the form or forms or terms of the debt securities of any series or of the coupons appertaining to such debt securities as permitted under the indenture;

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to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

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to provide for a further guarantee from a third party on outstanding debt securities of any series and the debt securities of any series that may be issued under the indenture;

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to change or eliminate any provision of the indenture; provided that any such change or elimination will become effective only when there are no outstanding debt securities of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;

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to supplement any of the provisions of the indenture to such extent as will be necessary to permit or facilitate the defeasance and discharge of any series of debt securities pursuant to the indenture; provided that any such action will not adversely affect the interests of the holders of such or any other series of debt securities in any material respect; or

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to make any change that does not materially and adversely affect the rights of any holder of the debt securities.

Defeasance
The term defeasance means discharge from some or all of the obligations under the indenture. Subject to the requirements of the indenture, if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:
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we will be discharged from our respective obligations with respect to the debt securities of such series; or

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we will no longer be under any obligation to comply with the restrictive covenants, if any, contained in the indenture and any supplemental indenture or board resolution with respect to the debt securities of such series, and the events of default relating to failures to comply with covenants will no longer apply to us.

If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Instead, the holders will only be able to rely on the deposited funds or obligations for payment.
Novartis Capital Corporation must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. Novartis Capital Corporation may, in lieu of an opinion of counsel, deliver a ruling to such effect received from or published by the U.S. Internal Revenue Service.
Book-Entry System
Debt securities may be issued under a book-entry system in the form of one or more global securities. The global securities will be registered in the name of a depositary or its nominee and deposited with that depositary or its custodian. Unless stated otherwise in the applicable prospectus supplement or free writing prospectus, The Depository Trust Company, New York, New York, or DTC, will be the depositary if a depositary is used.
DTC has advised us as follows:
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DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act;

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DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as through transfers and pledges, among its participants in such securities through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates;

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DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC;

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access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly; and

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the DTC rules applicable to its participants are on file with the SEC.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Since the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.
So long as the depositary or its nominee is the registered owner of a global security, we and the trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.
We will make all payments of principal, interest and additional amounts (as described in the applicable prospectus supplement or free writing prospectus), if any, on the debt securities to the depositary. It is expected that the depositary will then credit participants’ accounts proportionately with these payments on the payment date and that the participants will in turn credit their customers’ accounts in accordance with their customary practices. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of or payments to participants and their customers, and you will have to rely on the procedures of the depositary and its participants.
Global securities are generally not transferable. Physical certificates will be issued to beneficial owners in lieu of a global security only in the special circumstances described in the sixth paragraph under the heading “Legal Ownership of Debt Securities — Global Securities”.
Information Concerning the Trustee
HSBC Bank USA, National Association is the trustee under the indenture. The trustee will be required to perform only those duties that are specifically set forth in the indenture, except when a default has occurred and is continuing with respect to the debt securities. After a default, the trustee must exercise the same degree of care that a prudent person would exercise under the circumstances in the conduct of her or his own affairs. Subject to these requirements, the trustee will be under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debt securities unless the holder offers the trustee indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by exercising those powers.
Governing Law
The debt securities, the related guarantees and the indenture will be governed by and construed in accordance with the laws of the State of New York.

TAX CONSIDERATIONS
The applicable prospectus supplement or free writing prospectus will describe certain tax considerations in connection with the acquisition, ownership and disposal of the particular series of debt securities being offered thereby.

PLAN OF DISTRIBUTION
We may sell the debt securities through agents, underwriters, dealers or directly to purchasers, through any combination of the foregoing methods or through any other method permitted by applicable law.
Our agents may solicit offers to purchase the debt securities.
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We will name any agent involved in offering or selling the debt securities, and any commissions that we will pay to the agent, in the applicable prospectus supplement or free writing prospectus.

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Unless we indicate otherwise in the relevant prospectus supplement or free writing prospectus, our agents will act on a best efforts basis for the period of their appointment.

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Our agents may be deemed to be underwriters under the Securities Act of any of our debt securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of the debt securities.
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If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of the debt securities.

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We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the relevant prospectus supplement or free writing prospectus.

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The underwriters will use the relevant prospectus supplement or free writing prospectus to sell the debt securities.

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If we use an underwriter or underwriters, the underwriter or underwriters will acquire the debt securities for their own account and may resell the debt securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed price or at varying prices determined at the time of the sale.

We may use one or more dealers to sell the debt securities.
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If we use a dealer, we, as principal, will sell the debt securities to the dealer.

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The dealer will then sell the debt securities to the public at varying prices that the dealer will determine at the time it sells the debt securities.

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We will include the name of the dealer and the terms of our transactions with the dealer in the relevant prospectus supplement or free writing prospectus.

We may solicit directly offers to purchase the debt securities, and we may directly sell the debt securities to institutional or other investors. We will describe the terms of our direct sales in the relevant prospectus supplement or free writing prospectus.
We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our subsidiaries and affiliates in the ordinary course of business.
We may authorize our agents and underwriters to solicit offers by certain institutions to purchase the relevant securities at the public offering price under delayed delivery contracts.
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If we use delayed delivery contracts, we will disclose that we are using them in the relevant prospectus supplement or free writing prospectus and will tell you when we will demand payment and delivery of the debt securities under the delayed delivery contracts.

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These delayed delivery contracts will be subject only to the conditions that we set forth in the relevant prospectus supplement or free writing prospectus.

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We will indicate in the relevant prospectus supplement or free writing prospectus the commission that underwriters and agents soliciting purchases of the debt securities under delayed delivery contracts will be entitled to receive.

LEGAL MATTERS
The validity of certain securities and certain other matters with respect to Swiss law will be passed upon for us by Advestra AG, Zurich, Switzerland. The validity of certain securities and certain matters with respect to U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York.
EXPERTS
The consolidated financial statements of Novartis AG as of December 31, 2023 and 2022, and each of the years in the two-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 have been incorporated by reference herein in reliance upon the report of KPMG AG, Switzerland, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.
The financial statements for the year ended December 31, 2021 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers AG, Switzerland, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AG is a member of EXPERTsuisse — Swiss Expert Association for Audit, Tax and Fiduciary.

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS
Because Novartis AG is a Swiss company headquartered in Switzerland, many of our directors and executive officers (as well as certain directors, managers and executive officers of Novartis Capital Corporation), and certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on us or our directors and executive officers (as well as certain directors, managers and executive officers of Novartis Capital Corporation) or have any of them appear in a U.S. court. In addition, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws to enforce in U.S. courts or outside the United States judgments obtained against those persons in U.S. courts, to enforce in U.S. courts judgments obtained against those persons in courts in jurisdictions outside the United States, or to enforce against those persons in Switzerland, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws. In addition, awards for punitive damages in actions brought in the United States or elsewhere may be unenforceable in Switzerland.